EXECUTION COPY
SHARE PURCHASE AGREEMENT
BY AND AMONG
SHANGHAI ZHAOSHI INDUSTRIAL INVESTMENT CO., LTD.
ZHAO QISAN
ZHAO DONGWANG
ZHAO DONGMING
SHANGHAI GOLDEN MONKEY FOOD JOINT STOCK CO., LTD.
AND
HERSHEY NETHERLANDS B.V.
As of December 18, 2013

Table of Contents

Article 1	General Provisions	2
1.1	Definitions	2
1.2	Construction	13
Article 2	Sale and Purchase of Shares	14
2.1	Purchase Price for the Shares	14
2.2	Dividends	14
2.3	The First Tranche	14
2.4	The Second Tranche	15
Article 3	Adjustment for Net Working Capital Difference and Net Debt
Difference		16
3.1	Purpose of Adjustment	16
3.2	The Post-Closing Adjustment Statement	16
3.3	Payment of the Post-Closing Adjustment Amount	17
3.4	Determination of Post-Closing Adjustment Amount	17
Article 4	Conduct Pending the First Closing	18
4.1	Access to Information and Assistance with Integration	18
4.2	Conduct of Business	19
4.3	Continuing Disclosure	20
4.4	Pre-Closing Verification	21
4.5	Working Hour System	21
Article 5	Conditions Precedent to the First Closing	21
5.1	Conditions Precedent to All Parties' Obligations	21
5.2	Conditions Precedent to the Buyer's Obligations	22
5.3	Conditions Precedent to the Seller's and Founder's Obligations	25
Article 6	The First Closing	26
6.1	Date and Venue	26
6.2	Preparation for First Closing	26
6.3	Seller's and Founder's Obligation at the First Closing	27
6.4	Buyer's Obligation at the First Closing	29
6.5	Parties' Acknowledgements	29
Article 7	The Second Closing	30
7.1	Date and Venue	30
7.2	Buyer's Obligation at the Second Closing	30
7.3	Seller's Obligation at the Second Closing	30
Article 8	Representations and Warranties	31
8.1	Representations and Warranties Relating to Seller and Founder	31
8.2	Representations and Warranties Relating to the Target Group	33
8.3	Buyer's Representations and Warranties	43
8.4	Reliance	43
Article 9	Non-Competition	44
9.1	Non-Competition	44
Article 10	Restriction on Use of Intellectual Property	45
10.1	Trademark License	45
10.2	Restriction on Use of Intellectual Property	46
Article 11	Other Covenants	47
11.1	Founder's Consulting Services	47
11.2	Management Bonus Scheme	47

11.3	Restrictions on Transfer, Lock-up	47
11.4	Filings, Authorizations and Consents	48
11.5	Reasonable Efforts and Assistance	48
11.6	Taxes, Fees and Expense	49
11.7	Press Release and Public Announcements	49
11.8	Establishment of Owned Retail Stores	49
11.9	Waiver of Claims to Intellectual Property	50
11.10	Compliance Program and Internal Controls	50
11.11	Permits	50
Article 12	Indemnification Obligations	50
12.1	Parties' Respective Indemnification Obligations	50
12.2	Procedures Relating to Indemnification	52
12.3	Indemnity Escrow	52
12.4	Manner of Payment	53
12.5	Buyer's Discretion	53
Article 13	Termination and Expiration	53
13.1	Termination of Agreement before the First Closing Date	54
13.2	Effect of Termination	54
13.3	Expiry of this Agreement	54
Article 14	Miscellaneous	54
14.1	Severability	54
14.2	Governing Law	54
14.3	Dispute Resolution	54
14.4	Notices	56
14.5	Effectiveness	57
14.6	Amendment	58
14.7	Waiver	58
14.8	Interest on the Shortfall	58
14.9	Specific Performance	58
14.10	Rights Cumulative	58
14.11	Successors and Assignment	58
14.12	No Third Party Beneficiaries	58
14.13	Entire Agreement	58
14.14	Recitals, Exhibits and Schedules	59
14.15	Counterparts	59
14.16	Language	59
Exhibit A     EXISTING OWNERSHIP OF THE COMPANY
Exhibit B     CORPORATE DETAILS OF THE TARGET GROUP
Exhibit C     ORGANIZATIONAL CHART OF THE TARGET GROUP
Exhibit D     DISCLOSURE SCHEDULES
Exhibit E     AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF THE
COMPANY
Exhibit F     TEMPLATE ADJUSTMENT STATEMENT
Exhibit G     COMPLIANCE PROGRAM
Exhibit H     MANAGEMENT ACCOUNTS
Exhibit I     AUDITED CONSOLIDATED ACCOUNTS
Exhibit J     SERVICE AGREEMENTS
Exhibit K     FORM OF SHARE TRANSFER AGREEMENT FOR SECOND TRANCHE
SHARES

Exhibit L    MANAGEMENT BONUS SCHEME
Exhibit M    RETENTION, CONFIDENTIALITY, NON-COMPETE & LOCK-UP
AGREEMENT
Exhibit N    ESCROW AGREEMENTS
Exhibit O    KEY EMPLOYEES
Exhibit P    STANDARD DISTRIBUTION AGREEMENT AND CREDIT TERMS
Exhibit Q    SHAREHOLDERS AGREEMENT
Exhibit R    LIST OF MACHINERY, EQUIPMENT AND FACILITIES OF EACH
TARGET GROUP MEMBER AS OF DECEMBER 31, 2012
Exhibit S    PERMITS
Exhibit T    PRE-CLOSING ACCESS
Exhibit U    PACKAGING/LABELING REMEDIATION MEASURES
Exhibit V    COMPLIANCE INITIATIVE
Exhibit W    TRADEMARK LICENSE AGREEMENT
Exhibit X    MAP OF SHANGHAI DORMITORIES

SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into by and among the following Parties as of December 18, 2013:
Shanghai Zhaoshi Industrial Investment Co., Ltd., a limited liability company duly established and validly existing under the Laws of the PRC and with its registered address at 5100 Hu'nan Road, Pudong New District, Shanghai, the PRC (the “Seller”):
Zhao Qisan (PRC Identification Card No. 412728194869186833), a PRC citizen (the "Founder"):
Zhao Dongwang (PRC Identification Card No. 412728197311276819), a PRC citizen;
Zhao Dongming (PRC Identification Card No. 412728197703026859), a PRC citizen (together with the Founder and Zhao Dongwang, the “Seller Shareholders”, and each individually a “Seller Shareholder”):
Shanghai Golden Monkey Food Joint Stock Co., Ltd. (the “Company”), a joint stock company duly established and validly existing under the Laws of the PRC and with its registered address at 5100 Hu'nan Road, Pudong New District, Shanghai, the PRC; and
Hershey Netherlands B.V., a private limited liability company duly established and validly existing under the Laws of the Netherlands and with its registered address at Prins Bernhardplein 200,1097 JB Amsterdam, the Netherlands (“Buyer”).
The Buyer, the Seller, the Company and the Seller Shareholders may hereinafter be referred to collectively as the “Parties” and each individually as a “Party”.
RECITALS
WHEREAS, the Target Group is engaged in the production and sale of confectionery, chocolate, bean curd and snack products;
WHEREAS, as of the date of this Agreement, the equity ownership of the Company is as set forth in Exhibit A hereto;
WHEREAS, in accordance with the terms and conditions set forth herein, Seller and Founder desire to perform certain internal restructuring of the Company so as to become the owners of one-hundred percent (100%) of the issued and outstanding shares in the capital of the Company (the “Shares”, par value RMB 1 per Share) and then sell and transfer all such Shares (360,000,000 in total) to the Buyer in two (2) tranches; and
WHEREAS, the Buyer desires to purchase and accept from the Seller and Founder all of the Shares upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby expressly acknowledged, the Parties hereby agree as follows:
Article 1 General Provisions

1.1
Definitions. Except as otherwise provided under the terms of this Agreement, the following terms shall have the following meanings (where the terms are listed in alphabetical order in the English version of this Agreement and in the sequential order of pin yin in the Chinese version of this Agreement):

“Affiliate” shall mean: (i) with respect to any Target Group Member, a "related party" as defined in "Accounting Standards for Business Enterprises No. 36 - Related Parties Disclosures" published by the PRC Ministry of Finance; (ii) with respect to the Buyer, any person who, directly or indirectly, controls, or is controlled by, or is under common control with the Buyer; and (iii) with respect to any natural person, such person's adult lineal relatives and any entity that is directly or indirectly controlled by such natural person or his/her lineal relative.
“Agreement” shall have the meaning set forth in the Preamble.
“AIC” shall mean the Administration of Industry and Commerce for the City of Shanghai.
“Amended and Restated Articles of Association” shall mean the amended and restated Articles of Association of the Company in the form agreed and set out in Exhibit E.
“Anti-Corruption Laws” shall mean any and all anti-bribery and/or anti-corruption laws of any jurisdiction, such as all anti-bribery and/or anti-corruptions Laws of the PRC, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, as well as any international anti-bribery and/or anti-corruption conventions.
“Business Day” shall mean any day on which licensed banks in the PRC, Hong Kong, the Netherlands, New York are open for business, excluding any Saturday, Sunday, and legal holidays in the PRC, Hong Kong, the Netherlands or New York.
“Buyer” shall have the meaning set forth in the Preamble.
“Buyer Designee” shall have the meaning set forth in Article 2.4(a).
“Buyer Indemnitee” or “Buyer Indemnitees”

shall have the meaning set forth in Article 12.1(a).
“Buyer’s Post-Closing Adjustment Statement” shall have the meaning set forth in Article 3.2(a).
“Cash” shall mean, with respect to the Target Group on a consolidated basis the aggregate amount of (i) cash on hand, plus (ii) cash equivalents, plus (iii) cash credited to a bank account and readily available, plus (iv) the fair market value of marketable securities and investments in money market funds that are readily available, minus (v) the amounts of cash in transit, unpaid checks, drafts and wire transfers issued by any Target Group Member, and minus (vi) any cash not in the physical possession of the Company or not held in an account solely in the name of the Company.
“Claim Notice” shall have the meaning set forth in Article 12.2(a).
“Company Transaction Expenses” shall mean, except as otherwise expressly set forth in this Agreement, all costs and expenses incurred by or on behalf of any Target Group Member in connection with the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby.
“Competitors” shall mean, collectively, the persons who engage in Competitive Business; and “Competitor” means any one of them.
“Competitive Business” shall mean any production, distribution, sale, marketing, research and/or development of, or any other activity relating to, any and all food and beverage products.
“Compliance Leaders” shall mean, collectively, the Company's new Chief Financial Officer, Chief Compliance Officer and Chief Counsel, all of whom shall be appointed by the Buyer in accordance with the Shareholders Agreement.
“Compliance Program” shall mean the legal and regulatory compliance protocol applicable to the entire Target Group, a summary of which is attached hereto as Exhibit G.
“Confidentiality Agreement” shall mean the Confidentiality Agreement to be entered into by the Parties on mutually agreed terms prior to the First Closing Date.
“Consulting Services” shall have the meaning set forth in Article 11.1(a).

“Contract” shall mean any legally binding contract, agreement, arrangement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation.
“Debt” of any person means, without duplication, (i) the principal, interest and all associated costs in respect of indebtedness for borrowed money; (ii) all deferred payment obligations; (iii) all capitalized lease obligations; (iv) all guarantee and surety obligations; (v) all accrued and unpaid Tax obligations; (vi) all fines and/or penalties levied by Governmental Authorities; (vii) all unpaid obligations arising from litigation or third party claims; (viii) all advances to suppliers and customers that have been outstanding for a period longer than six (6) months; (ix) all accrued Liabilities not fully reflected in such person's consolidated balance sheet; and (x) any other items that are substantially similar to or arising from the foregoing (i) to (ix).
“Disclosure Schedules” shall mean the disclosure schedules attached hereto as Exhibit D.
“Dispute” shall mean any dispute, controversy or claim arising out of or relating to this Agreement, its interpretation, validity, performance, enforceability, breach or termination.
“Dispute Notice” shall have the meaning set forth in Article 14.3.
“Due Diligence Documents” shall have the meaning set forth in Article 8.1(g).
“EHS Law” shall mean any Law, Governmental Order or other requirement of any nature whatsoever applicable to any Target Group Member or its business and operations that relates to: (A) the prevention of harm to or protection of the environment, including, without limitation, (i) emissions, discharges, releases or threatened releases of any Hazardous Materials into land, soil, ambient air, water and atmosphere, (ii) the generation, treatment, storage, transportation, disposal or other handling of any Hazardous Materials, and (iii) the health and safety of persons as such matters relate to Hazardous Materials; (B) health and safety in the workplace and of employees and other persons related to any Target Group Member or its business and operations .
“Encumbrance” shall mean any encumbrance or restriction with respect to any right or interest, including, without limitation, any mortgage, lien, security, pledge or other restriction. The term “Encumber” shall have meanings correlative to the foregoing.
“Excess Damages” shall have the meaning set forth in Article 12.2(c).

“First Closing” shall have the meaning set forth in Article 6.1(a).
“First Closing Date” shall have the meaning set forth in Article 6.1(b).
“First Closing Net Debt” shall mean the Net Debt as of the First Closing Date.
“First Closing Net Working Capital” shall mean the Net Working Capital as of the First Closing Date.
“First Tranche” shall have the meaning set forth in Article 2.3(a).
“First Tranche Payment” shall have the meaning set forth in Article 2.3(c).
“First Tranche Shares” shall have the meaning set forth in Article 2.3(a).
"Founder” shall have the meaning set forth in the Preamble.
“Governmental Authority” shall mean any nation or government, any national, central, federal, state, provincial, municipal, local or other political subdivision thereof, and any department, ministry, agency, commission, bureau, court, tribunal, entity, instrumentality, authority or other body exercising executive, judicial, fiscal, legislative, regulatory, taxing or administrative functions of or pertaining to government.
“Government Official” shall mean any person engaged in public duty in a government agency, including without limitation (i) any elected or appointed official or employee of a government, at any level, including national or local government entities, members of legislative, administrative, and judicial bodies, and employees of government agencies; (ii) any officer or employee of government-owned or government-controlled entities, including state-owned entities that operate in the commercial sector, such as an employee at a state-owned company; (iii) any officer or employee of a public international organization (such as the United Nations, the World Bank or the International Monetary Fund); (iv) any person acting in an official capacity for a government, government agency, or state-owned enterprise (for example, someone who has been given authority by a government entity to carry out official responsibilities); and (v) any political party, official of a political party, and any candidate for political office.
“Governmental Order” shall mean any order, writ, judgment, injunction, decree, ruling, assessment, stipulation or determination entered or issued by any Governmental Authority, or a final arbitration award issued by an arbitral tribunal of competent jurisdiction.
“Hazardous Materials” shall mean any material, substance or condition that is defined as "hazardous" by any EHS Law or is subject to regulation under any EHS Law, including all pollutants, chemicals, contaminants, wastes (including, but not limited to, waste water, gas or solid waste), radioactive materials and any other infectious, carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases).
“Hershey” shall mean The Hershey Company.
“Historical Non-Compliance” shall mean, in respect of any Target Group Member at any time prior to the First Closing Date, any violation of any Law applicable to such Target Group Member, howsoever arising (including as a result of its IPO Restructuring), together with all obligations, expenses, Taxes, fines, penalties, remediation and other Liabilities arising out of any such non-compliance or violation or incurred by any Target Group Member in connection therewith.
“HKIAC” shall mean the Hong Kong International Arbitration Centre.
“Indemnified Party” shall have the meaning set forth in Article 12.2(a).
“Indemnifying Party” shall have the meaning set forth in Article 12.2(a).
“Indemnity Escrow Amount” shall mean an amount equal to five percent (5%) of the Purchase Price.
“Independent Accountant” shall mean PricewaterhouseCoopers (PwC).
“Intellectual Property” shall mean all intellectual property in any jurisdiction, in and pertaining to any (i) patents (including invention, utility model and design patents) and patent applications; (ii) trademarks, trade names, service marks, service names, corporate names, domain names, trade images and all other protectable identifiers of source, including all goodwill associated therewith, and registrations and applications for registration thereof; (iii) copyrights, works of authorship, database rights and design rights, whether or not registered, and registrations and applications for registration thereof; and (iv) trade secrets, know-how and other proprietary confidential information.

“Interim Period” shall mean the period commencing on the First Closing Date and ending on the earlier of: (i) the Second Closing Date; or (ii) the first (1st) anniversary of the First Closing Date.
“IPO Restructuring” shall mean a series of transactions conducted since 2007 by and among the Company, Shanghai Golden Monkey Group Co., Ltd., a limited liability company established under the Laws of the PRC and with its registered address at 5100 Hu'nan Road, Pudong New District, Shanghai, the PRC) and certain of their respective Affiliates whereby certain assets and subsidiaries of Shanghai Golden Monkey Group Co., Ltd. were transferred to the Company and/or Target Subsidiaries and became part of the Target Group.
“Key Employees” shall mean each of the Seller Shareholders, Mr. Wang Baogen and such other employees of any Target Group Member as are agreed and set out in Exhibit O.
“Knowledge” shall mean, when used in respect of each of the Seller, Seller Shareholders and Target Group Members, the best of the knowledge of any of the Seller, Seller Shareholders and Target Group Members, in each case after due and careful inquiry.
“Law” shall mean any central, federal, state, provincial, municipal, local or foreign laws, treaties, constitutions, statutes, codes, judicial decisions, judgments, rules, regulations, ordinances, circulars, administrative measures, edicts, interpretations, Governmental Orders or other pronouncement of or enacted, adopted, promulgated or applied by any Governmental Authority having the effect of law.
“Liability” shall mean any debt, liability or obligation that is recognizable under applicable Law, including all costs, expenses and Taxes relating thereto.
“Liaison Offices” shall mean all those outlets as set forth in Exhibit C and all other outlets operated pursuant to authorization (whether in writing or otherwise) by the Company.
“Long Stop Date” shall mean the date that is nine (9) months after the date hereof, or such later date as may be agreed in writing by all Parties.
“Long Term Loans” shall mean long term (with a maturity term longer than one-year) bank loans, inclusive of all accrued and unpaid interest and charges.
“Loss” or “Losses” shall mean liabilities, losses, damages, claims, demands, payments, fines, awards, judgments, penalties suffered or incurred by the Party concerned, and related costs, Taxes, interests, attorneys' fees, court costs, expenses of litigation, arbitration or other expenses; and for the avoidance of doubt, (i)

any amount of Losses to any Target Group Member other than the Company shall be deemed to result in and attribute to the Company an amount of Losses that is equal to the amount of Losses to such Target Group Member; and (ii) any amount of Losses to the Company at any given time shall be deemed to result in and attribute to each Buyer an amount of Losses that is equal to the amount of Losses to the Company multiplied by such Buyer's ownership percentage of all of the Company's Shares at that time.
“Management Accounts” shall mean the unaudited balance sheets, unaudited profit and loss statements and unaudited cash flow statements of the Target Group on a consolidated basis for: (i) the calendar years ended December 31, 2010, 2011 and 2012; (ii) the calendar months ended January 31, 2013, February 28, 2013, March 31, 2013 and April 30, 2013; and (iii) the 8-month period ended August 31, 2013, in each case together with any notes thereto, all of which are prepared in accordance with PRC GAAP consistently applied throughout, as set forth in Exhibit H attached hereto.
“Material Adverse Effect” shall mean any event, circumstance or occurrence that, when taken individually or in the aggregate, has or could reasonably be expected to have, a material adverse effect, on (i) the business, assets, properties, reputation, results of operations, prospects or condition (financial or otherwise) of the Company, or (ii) the ability of any Party, as the case may be, to carry out its obligations hereunder or to consummate the First Tranche and/or Second Tranche.
“Material Contract” shall mean (i) any Contract to which any Target Group Member is a party or by which any Target Group Member or its assets are bound, which has an aggregate contract value of RMB two (2) million or more; (ii) any Contracts between any Target Group Member and any of its top twenty (20) suppliers and top twenty (20) customers, all OEM suppliers, measured by Contract value, volume or revenue; (iii) any credit facility Contract, loan Contract, guarantee Contract or any other financing or security Contract or document by which any Target Group Member and/or any Target Group Asset is bound, regardless of the value of such Contract; and (iv) any Contracts restricting or otherwise affecting in any material respect the ability of any Target Group Member to compete in any line of business, industry or geographical area.
“Minority Shareholders” shall mean all shareholders of record of the Company prior to the First Closing Date, other than the Seller and Founder.
“Necessary Regulatory Approvals” shall mean all necessary regulatory approvals from competent Governmental Authorities so as to enable the consummation of the First Tranche and/or Second Tranche, as the case may be, which shall include without limitation approvals by the Ministry of Commerce of China and/or its local counterparts.
“Net Debt” shall mean, for the Target Group on a consolidated basis, the absolute value of the sum of: (i) Cash, less (ii) Short Term Loans, less (iii) Long Term Loans, less (iv) dividends payable as reflected in Target Group's accounts or declared to be payable but not so reflected, and (v) plus (if net gains) or less (if net losses) net gains or net losses on hedging transactions relating to commodities, interest rate(s) and/or foreign exchange(s).
“Net Debt Difference” shall mean an amount equal to: RMB 522,172,000 minus First Closing Net Debt.
“Net Working Capital” shall mean, for the Target Group on a consolidated basis: (i) accounts receivable, plus (ii) owned inventory, plus (iii) prepayments made, plus (iv) other receivables (including but not limited to loans to suppliers and Affiliate(s) outside the Target Group), less (v) advances from customers, less (vi) accounts payable, less (vii) accrued staff costs, less (viii) accrued Taxes payable, and less (ix) other payables (including but not limited to Company Transaction Expenses).
“Net Working Capital Difference” shall mean an amount equal to: First Closing Net Working Capital minus RMB 645,243,000.
“Non-Compete Period shall have the meaning set forth in Article 9.1(a).
“Non-Target-Group Entity” shall mean any entity that is controlled by any Seller Shareholder but is not a Target Group Member.
“Offshore Escrow Account” shall mean an escrow account denominated in RMB that is opened in the Buyer's name at The Hongkong and Shanghai Banking Corporation (Hongkong office) in accordance with the Offshore Escrow Agreement.
“Offshore Escrow Agent” shall mean The Hongkong and Shanghai Banking Corporation (Hongkong office).
“Offshore Escrow Agreement” shall mean the escrow agreement in the form agreed and set out in Part 1 of Exhibit N.
“Onshore Escrow Account” shall mean a "designated RMB account for mergers and acquisitions transaction" opened in the Seller's name at HSBC Bank (China) Company Limited (Shanghai branch), which has been duly approved by the People's Bank of China and/or SAFE to: (a) receive the Offshore Escrow Agent's remittance of the First Tranche Payment, and (b) hold the Indemnity Escrow Amount in accordance with the Onshore Escrow Agreement.
“Onshore Escrow Agent” shall mean HSBC Bank (China) Company Limited.

“Onshore Escrow Agreement” shall mean the escrow agreement in the form agreed and set out in Part 2 of Exhibit N.
“Owned Real Properties” shall have the meaning set forth in Article 8.2(b)(i).
“Parties” and “Party” shall have the meaning set forth in the Preamble.
“Permits” shall mean all permits, licenses, concessions, grants, franchises, registrations, variances, authorizations, consents, orders, certificates, inspections, certifications and/or approvals required by and/or otherwise made available by any Governmental Authority.
“Personal Properties” shall have the meaning set forth in Article 8.2(c).
“Personal Properties Audit List" shall have the meaning set forth in Article 4.4(b).
“Post-Closing Adjustment Amount” shall mean an amount (positive or negative) equal to the sum of: (i) Net Working Capital Difference, plus (ii) Net Debt Difference, subject to determination in accordance with Article 3.
“Post-Closing Adjustment Determination Date” shall mean the date on which the Post-Closing Adjustment Amount shall be deemed to be final and binding on the Parties pursuant to Article 3.2(c) or Article 3.2(d), as the case may be.
“PRC” or “China” shall mean the People's Republic of China, excluding, for the sole purpose of this Agreement, Hong Kong, Macau and Taiwan.
“PRC GAAP” shall mean the generally accepted accounting principles then in effect in the PRC, which shall be, as of the date hereof, the Accounting Standards for Business Enterprises issued by the PRC Ministry of Finance dated February 15, 2006, effective as of January 1, 2007.
“Pre-Closing Audit List” shall mean collectively: (i) the Personal Properties Audit List and (ii) Schedule 8.2(b)(i) of the Disclosure Schedules.
“Pre-Closing Restructuring” shall mean the due acquisition by Seller and/or Founder of all the Shares held by the Minority Shareholders prior to the First Closing Date, as a result of which the Seller shall own 359,999,999 Shares and the

Founder shall own 1 Share, collectively representing 100% of all Shares.
“Primary Key Employees” shall mean Mr. Zhao Qisan, Mr. Zhao Dongwang, Mr. Zhao Dongming and Mr. Wang Baogen.
“Prohibited Fund” shall have the meaning set forth in Article 8.2(r).
“Prohibited Payments” shall mean the offer, authorization, payment or giving of any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value in a manner prohibited by Anti-Corruption Laws, whether such payment is to be made prior to or after the First Closing Date, to any government department or Government Official, any royal family member or any family member or other person who is connected or associated personally or professionally with any of the foregoing that is prohibited under any Anti-Corruption Law that is or will upon First Closing be applicable to any of the Buyer, Seller, Seller Shareholders or Target Group Member, or otherwise for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing business or any improper advantage or inducing such payee to use his influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority.
“Proposed Settlement” shall have the meaning set forth in Article 12.2(c).
“Purchase Price” shall have the meaning set forth in Article 2.1.
“Real Property” and “Real Properties” shall have the meaning set forth in Article 8.2(b)(i).
“Real Property Leases” shall have the meaning set forth in Article 8.2(b)(1).
“Registration Application” shall mean collectively the duly completed registration application and all related materials to be submitted jointly by the Buyer, Seller and Founder (or their respective Representatives) to AIC on the First Closing Date so as to reflect: (1) the Buyer's ownership of the First Tranche Shares; (2) the Company's adoption of the Amended and Restated Articles of Association; (3) the Company's new legal representative as nominated by the Buyer; and (4) the issuance of the Company's new business license, stating the Company's new enterprise type as a "foreign invested joint stock company" and the Company's new name as "Shanghai Hershey Golden Monkey Food Joint Stock Co., Ltd".

“Related Party Transaction” shall mean any transaction or other contractual obligations by and among any Target Group Member and its Affiliate(s).
“Representatives” of a person shall mean the directors, officers, employees, advisors, consultants, representatives and agents of such person.
“Retention. Confidentiality. Non-Compete & Lock-up Agreement” shall mean an agreement to be entered into by and between each Key Employee and the Company in the form agreed and set out in Exhibit M.
“RMB or "Renminbi” shall mean the legal currency of the PRC.
“SAFE” shall mean the State Administration of Foreign Exchange of the PRC.
“Second Closing” shall have the meaning set forth in Article 7.1(c).
“Second Closing Date” shall have the meaning set forth in Article 7.1(c).
“Second Tranche” shall have the meaning set forth in Article 2.3(a).
“Second Tranche Payment” shall have the meaning set forth in Article 2.4(b).
“Second Tranche Shares” shall have the meaning set forth in Article 2.4(a).
“Second Tranche Transaction Documents” shall have the meaning set forth in Article 7.1(a).
“Secondary Key Employees” shall mean all Key Employees other than the Primary Key Employees.
“Seller” shall have the meaning set forth in the Preamble.
“Seller's Post-Closing Adjustment Statement” shall have the meaning set forth in Article 3.2(b).
“Seller Indemnitee” or “Seller Indemnitees”

shall have the meaning set forth in Article 12.1(b).
“Seller Shareholders” and “Seller Shareholder” shall have the meaning set forth in the Preamble.
“Service Agreements” shall mean agreements by and among certain Target Group Members and Affiliates of the Seller and/or Non-Target-Group Entity relating to the supply of raw materials and others, each in the form agreed and set out in Exhibit J attached hereto.
“Shanghai Dormitories” shall mean the buildings and land as depicted in Exhibit X.
“Shares” shall have the meaning set forth in the Recitals.
“Shareholders Agreement” shall mean the Shareholders Agreement entered into by and among the Seller, the Buyer and the Seller Shareholders, in the form agreed and set out in Exhibit Q attached hereto.
“Short Term Loans" shall mean short term (with a maturity term no longer than one-year) bank loans, inclusive of all accrued and unpaid interest and charges.
“Target Group” shall mean collectively the Company, the Target Subsidiaries and their respective branches and Liaison Offices.
“Target Group Assets” shall mean, collectively, all assets and properties owned by any Target Group Member, tangible or intangible, fixed or floating, together with goodwill.
“Target Group Member” shall mean any member of the Target Group.
“Target Intellectual Property” shall mean any and all Intellectual Property owned by any Target Group Member and/or used by any Target Group Member in the operation of its business as currently conducted, including without limitation any and all trademarks and/or trade names owned and/or used by any Target Group Member containing the characters “Golden Monkey” and/or “Munching Monkey”.
“Target Subsidiaries” shall mean, collectively, Shenyang Golden Monkey Food Co., Ltd., Xianyang Golden Monkey Food Co., Ltd., Shenqiu Yudong Golden Monkey

Halal Food Co., Ltd., Zhoukou Golden Monkey Food Co., Ltd. and Zhalantun Genghis Khan Golden Monkey Dairy Co., Ltd.; and “Target Subsidiary" means any one of them.
“Tax” or “Taxes” shall mean any and all tax and administrative charges of any type (including but not limited to income tax, business tax, value-added tax, customs duties and stamp duties), together with any related interest and penalties, imposed by any Governmental Authority in accordance with applicable Law.
“Tax Authority” shall mean any relevant Governmental Authority with competent jurisdiction with respect to Tax.
“Template Adjustment Statement” shall mean a statement of the Target Group's financial position in the form agreed and set out in Exhibit F.
“Trade Debt” shall mean any "short-term accounts payables" (as defined under PRC GAAP) incurred by any Target Group Member in its ordinary course of business.
“Trademark License Agreements” shall have the meaning set forth in Article 10.1.
“Trading Sub” shall mean Shanghai Golden Monkey International Trading Co., Ltd.
“Transfer” shall mean any transfer, sale, exchange, assignment, pledge, creation of encumbrance or disposal by any means by any Party, whether directly, indirectly (including without limitation through a transfer of shares of the entity holding the relevant interests), voluntarily, involuntarily, by operation of Law or pursuant to a merger, consolidation or similar business combination or otherwise, of all or any part of such Party's equity securities or any interests or powers associated with such equity securities to any third party; and words and phrases such as “to Transfer”, “Transferring” or “Transferred” shall be construed correlatively.

“Transaction Agreements” shall mean this Agreement, the Shareholders Agreement, the Amended and Restated Articles of Association, the Onshore Escrow Agreement, the Offshore Escrow Agreement, the Confidentiality Agreement and the Service Agreements.
“USA” shall mean the United States of America.

“US GAAP” shall mean the generally accepted accounting principles in effect from time to time in the USA.
“Working Hour System” shall mean a “comprehensive” working hour system for employees that is allowed under applicable Laws of the PRC.

1.2	Construction. For purposes of this Agreement, except where the context otherwise requires:

(a)	The term “person” includes any natural person, legal person, self-proprietorship, trust or partnership.

(b)
The term “control”, when used with respect to any given person, means the power or authority, whether exercised or not, to direct or cause the direction of the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon the ownership of, or the power to direct the vote of, more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such person or power to control the composition of a majority of the board of directors or partners of such person. The terms “controlled” and “controlling” have meanings correlative to the foregoing.

(c)	References to a Party include its successors and permitted assignees in accordance with Article 14.11.

(d)	The term “third party” shall mean any person other than the Parties hereto.

(e)
References to “days” other than “Business Days” mean calendar days (if, however, an action or obligation is due to be undertaken by or on a day other than a Business Day, i.e., a Saturday, Sunday or public holiday in the PRC, Hong Kong, the Netherlands or New York, then that action or obligation will be deemed to be due on the next following Business Day).

(f)	Prior to the First Closing Date, all references herein to “applicable Law” when used in relation to a Target Group Member or Seller Shareholder shall be limited to the Laws of the PRC.

(g)	The table of contents and headings contained herein are for convenience only and shall not affect the construction of the terms represented thereby.

(h)
The Parties have participated jointly in the negotiation and drafting of this Agreement, and no presumption or burden of proof shall be imposed in favor of or against any Party by virtue of such Party's authorship of any of the provisions of this Agreement; provided however, that Exhibit A, Exhibit B, Exhibit C, Exhibit D, Exhibit H, Exhibit I, Exhibit P, and Exhibit R have been prepared exclusively by the Seller and Seller Shareholders, who shall bear joint and several liability to the Buyer for any misstatement or inaccuracy contained therein.
Article 2 Sale and Purchase of Shares
2.1Purchase Price for the Shares. The aggregate purchase price for all the Shares (the “Purchase Price”) shall be RMB 3,021,000,000, which is equal to an enterprise value for the Company of RMB 3,543,172,000 less a Net Debt of RMB 522,172,000.
2.2Dividends. The Buyer, the Seller and the Seller Shareholders hereby confirm and agree that:

(a)
Prior to the First Closing Date, other than the Company's distribution of no more than thirty percent (30%) of its consolidated distributable net profits for the fiscal year 2013 to its shareholders as dividends for the fiscal year 2013, neither the Seller nor any Seller Shareholder shall claim for, agree to make, or cause the Company to make, any distribution of any assets to the Company's shareholders unless such distribution has been otherwise approved by the Buyer in writing in advance.

(b)
The Company shall, on or prior to the Second Closing Date and subject to applicable Laws, declare and distribute one hundred percent (100%) of its consolidated distributable net profits for the fiscal year 2014 to the Seller and Buyer as dividends for the fiscal year 2014 in proportion to their respective shareholding in the Company. For the avoidance of doubt, Seller shall be entitled to receive twenty percent (20%) of such dividends and Buyer shall be entitled to eighty percent (80%) of such dividends.

(c)
The Company shall, after having duly completed an audit of its consolidated results for the fiscal year 2015 in accordance with applicable Laws and paid all Taxes due in respect of its net profits for the fiscal year 2015, declare and distribute thirty percent (30%) of its consolidated distributable net profits for the fiscal year 2015 to its shareholders as dividends, provided that Seller shall in no event receive more than receive twenty percent (20%) of such dividends multiplied by a fraction, the numerator of which is the number of calendars elapsed between January 1, 2015 and the Second Closing Date and the denominator of which is 365.

2.3    The First Tranche.
(a)Subject to the terms and conditions of this Agreement, the Seller and the
Founder hereby agree to collectively sell, transfer and assign to the Buyer, and Buyer hereby agrees to purchase and accept from the Seller and the Founder, at the First Closing, 288,000,000 Shares (representing eighty-percent (80%) of all the Shares, the “First Tranche Shares”, including the Shares already owned by the Seller as of the date hereof and certain Shares to be acquired by the Seller and Founder upon consummation of the Pre-Closing Restructuring) and all rights, title, interests and benefits attached thereto under the Company's articles of association, pursuant to applicable Laws, free and clear from any and all Encumbrances (the “First Tranche”).

(b)	Out of the First Tranche Shares, 287,999,999 Shares shall be sold by Seller to Buyer and one (1) Share shall be sold by Founder to Buyer.

(c)
The portion of the Purchase Price payable by the Buyer at the First Closing in consideration for the First Tranche Shares (the “First Tranche Payment”) shall be RMB 2,416,800,000, of which RMB 8.4 shall belong to the Founder and RMB 2,416,799,911.6 shall belong to the Seller.

2.4    The Second Tranche.

(a)
Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell, transfer and assign to the Buyer and an Affiliate of Hershey to be designated by the Buyer (the “Buyer Designee”), and Buyer hereby agrees on behalf of itself and the Buyer Designee to purchase and accept from the Seller, at the Second Closing, 72,000,000 Shares (which constitute part of the Shares to be acquired by the Seller upon consummation of the Pre-Closing Restructuring, representing twenty-percent (20%) of all the Shares, the “Second Tranche Shares”) and all rights, title, interests and benefits attached thereto under the Company's articles of association, pursuant to applicable Laws, free and clear from any and all Encumbrances (the “Second Tranche”).

(b)	Out of the Second Tranche Shares, 71,999,999 Shares shall be sold by Seller to Buyer and one (1) Share shall be sold by Seller to the Buyer Designee.

(c)
The portion of the Purchase Price payable by the Buyer and Buyer Designee at the Second Closing in consideration for the Second Tranche Shares (the “Second Tranche Payment”) shall be RMB 604,200,000, of which RMB 604,199,991.6 shall be paid by the Buyer and RMB 8.4 shall be paid by the Buyer Designee.

(d)
The Parties intend for, and shall cause the Second Closing to occur on or as close to the first (1st) anniversary of the First Closing Date as the obtaining of any Necessary Regulatory Approvals to permit the Second Closing to occur by competent Governmental Authorities shall allow, in each case free and clear of any conditions.

(e)
Each of the Parties hereby expressly acknowledges and agrees that the terms of the Second Tranche as set forth in this Article 2.4 and elsewhere in this Agreement (including but not limited to Article 7) have been fairly and fully negotiated in good faith and hereby irrevocably waives any and all right or claim under any applicable Law to revise, alter or otherwise challenge the adequacy or fairness of the Second Tranche Payment as full consideration for the Second Tranche Shares and/or other terms of the Second Tranche as set out in this Agreement. The Seller and the Seller Shareholders shall diligently cooperate with the Buyer to properly consummate the Second Tranche in accordance with the terms of this Agreement.

Article 3 Adjustment for Net Working Capital Difference and Net Debt Difference

3.1
Purpose of Adjustment. Each of the Parties hereby acknowledges and agrees that the Purchase Price assumes the Target Group has as of the First Closing Date: (a) a level of Net Working Capital equal to 645,243,000 and (b) no more than RMB 522,172,000 in Net Debt, both as represented by the Seller and Seller Shareholders as the Net Working Capital and Net Debt in the Management Accounts as of 31 August 2013. As such, to the extent the Target Group has any Net Working Capital Difference and Net Debt Difference as of the First Closing Date, there shall be an adjustment payment equal to the Post-Closing Adjustment Amount that is payable either from the Seller and Founder to the Buyer, or vice versa, in each case calculated pursuant to this Article 3.

3.2The Post-Closing Adjustment Statement.

(a)
The Buyer shall within three (3) months after the First Closing Date, provide to the Seller a written statement (the “Buyer's Post-Closing Adjustment Statement”) setting forth the financial position of the Company as of the First Closing Date. The Buyer's Post-Closing Adjustment Statement shall be in the form of the Template Adjustment Statement as attached hereto as Exhibit F and set forth in reasonable detail (including the process of calculating the adjustment and the resultant amount) the Buyer's good faith calculation of the Post-Closing Adjustment Amount using the actual settlement figures and account dispositions for Cash, Long Term Loans, Short Term Loans, accounts receivable, inventory, prepayments and other receivables, accounts payable, accrued expenses, and other payables, being those metrics relevant to the calculation of Net Debt and Net Working Capital, each in accordance with PRC GAAP.

(b)
If the Seller disagrees with the Buyer's Post-Closing Adjustment Statement, the Seller shall be entitled to provide to the Buyer a written statement (the “Seller's Post-Closing Adjustment Statement”) not later than forty-five (45) calendar days after its receipt of the Buyer's Post-Closing Adjustment Statement, setting forth in reasonable detail all items disputed by the Seller together with the Seller's proposed changes thereto, including the Seller's calculation of the Post-Closing Adjustment Amount, and an explanation (in reasonable detail) of the basis on which such changes are proposed.

(c)	If:

(i)	by written notice to the Buyer, the Seller accepts the Buyer's Post-Closing Adjustment Statement; or

(ii)	the Seller fails to provide the Buyer with the Seller's Post-Closing Adjustment Statement within forty five (45) Business Days after receipt of the Buyer's Post-Closing Adjustment Statement;
the Buyer's Post-Closing Adjustment Statement shall be deemed to be final and binding on the Parties as of the date on which the earlier of the events set out in Article 3.2(c)(i) and Article 3.2(c)(ii) occurs and the Post-Closing Adjustment Amount as set forth therein shall be deemed to be final and binding on the Parties and be deemed to be the final Post-Closing Adjustment Amount.

(d)
If the Seller's Post-Closing Adjustment Statement is provided to the Buyer within forty five (45) Business Days after receipt of the Buyer's Post-Closing Adjustment Statement, then the Seller and the Buyer shall negotiate in good faith and attempt to reach an agreement on all items disputed by the Seller as set forth in the Seller's Post-Closing Adjustment Statement. If, after fifteen (15) Business Days following the Buyer's receipt of the Seller's Post-Closing Adjustment Statement, the Seller and the Buyer have not agreed in writing as to the resolution of all items disputed by the Seller as set forth in the Seller's Post-Closing Adjustment Statement, then the Seller and the Buyer shall submit such items in dispute to the Independent Accountant for resolution in accordance with Article 3.4. If the Seller and the Buyer have agreed in writing as to the resolution of all items disputed by the Seller as set forth in the Seller's Post-Closing Adjustment Statement or (as the case may be) all such items disputed by the Seller have been determined by the Independent Accountant pursuant to Article 3.4(d), then the Seller's Post-Closing Adjustment Statement shall be amended as necessary to reflect the agreement between the Parties or (as the case be) the determination by the Independent Accountant. Such amended Seller's Post-Closing Adjustment Statement shall be deemed to be final and binding on the Parties as of the date on which the agreement between the Parties is reached or (as the case may be) the date on which the Independent Accountant delivers the report referred to in Article 3.4(d) to the Parties and the recalculated Post-Closing Adjustment Amount as set forth in such amended Seller's Post-Closing Adjustment Statement shall be deemed to be final and binding on the Parties and be deemed to be the final Post-Closing Adjustment Amount.

3.3	Payment of the Post-Closing Adjustment Amount. The Post-Closing Adjustment
Amount shall be paid within seven (7) Business Days after the Post-Closing
Adjustment Determination Date, whereby:

(a)
if the Post-Closing Adjustment Amount is a positive amount, the Buyer (or, at Buyer's sole and absolute discretion, a Buyer's designee) shall pay to the Seller and the Founder directly by wire transfer of funds into an account jointly designated in writing by the Seller and the Founder an amount equal to the Post-Closing Adjustment Amount; or

(b)
if the Post-Closing Adjustment Amount is a negative amount, the Seller and the Founder shall jointly pay to the Buyer (or, at Buyer's sole and absolute discretion, a Buyer's designee) by way of release from the Escrow Account (to the extent sufficient to cover this amount) or directly by wire transfer of funds into an account designated in writing by the Buyer (or, at Buyer's sole and absolute discretion, a Buyer's designee) an amount equal to the absolute value of the Post-Closing Adjustment Amount, provided that it shall be in the Buyer's sole and absolute discretion to decide whether such payment shall be made directly by the Seller and the Founder by wire transfer or by way of a release from the Escrow Account pursuant to the Escrow Agreement.

3.4    Determination of Post-Closing Adjustment Amount.

(a)
The Parties each agree that it shall not engage, directly or indirectly, or agree to engage, the Independent Accountant to perform any auditing services for such Party unless and until all items disputed by the Seller as set forth in the Seller's Post-Closing Adjustment Statement (including, for the avoidance of doubt, the calculation of the disputed items set forth in the Seller's Post-Closing Adjustment Statement) have been resolved and the final Post-Closing Adjustment Amount has been determined pursuant to this Article 3.

(b)
The Seller and Buyer shall, within ten (10) Business Days after either of such Parties requests by written notice to the other, jointly engage and instruct the Independent Accountant to review this Agreement, the Seller's Post-Closing Adjustment Statement and the Buyer's Post-Closing Adjustment Statement for the purpose of resolving all items disputed by the Seller as set forth in the Seller's Post-Closing Adjustment Statement (including, for the avoidance of doubt, the calculation of the disputed items set forth in the Seller's Post-Closing Adjustment Statement). If either the Seller or Buyer refuses or neglects to take or delays in taking steps for such joint engagement and instruction within the aforesaid ten (10) Business Day period, the other Party is entitled (and is hereby authorized by the first mentioned Party) to engage and instruct the Independent Accountant for and on behalf of both the Seller and Buyer.

(c)
The scope of the disputes to be resolved by the Independent Accountant pursuant to an engagement under this Article 3 is limited to the items disputed by the Seller as set forth in the Seller's Post-Closing Adjustment Statement, and the Independent Accountant is not to make any other determinations.

(d)
The Independent Accountant shall deliver to the Seller and the Buyer, barring exceptional circumstances within one (1) month from the engagement date, a report setting forth its decision on the items disputed by the Seller as set forth in the Seller's Post-Closing Adjustment Statement together with the calculation of the disputed items. The report delivered by the Independent Accountant and the calculations of the disputed items as determined by the Independent Accountant shall be deemed to be final, non-appealable and binding on the Parties as of the date on which the Independent Accountant delivers the report to the Parties.

(e)	The Independent Accountant shall act as an expert, and not as an arbitrator.

(f)	The Seller and the Buyer shall each bear fifty percent (50%) of the fees and expenses of the Independent Accountant incurred for the purposes of this Article 3.

(g)
The Parties shall promptly comply with all reasonable requests by the Independent Accountant for all information, books, records and similar items relating to the calculation of Post-Closing Adjustment Amount.

Article 4 Conduct Pending the First Closing
4.1    Access to Information and Assistance with Integration. From the date hereof to the
First Closing Date, the Seller and Seller Shareholders shall each, and shall cause each Target Group Member to, so long as doing so would not result in any undue interference with its respective business and operations:

(a)
provide the Representatives of the Buyer as specified in Exhibit T free and full access during normal business hours to all of the premises, assets, debts, accounts, books and records of such Target Group Member for the purposes specified in Exhibit T, and shall permit such Representatives of the Buyer to take copies of such accounts, books, records or other documentation and the opportunity to discuss the business, management, operations and financial status of such Target Group Member with employees, auditors and other advisors of such Target Group Member; and

(b)
cooperate with and provide prompt and adequate assistance to the Buyer and its Representatives in making all contacts and attending all meetings with relevant Governmental Authorities and related personnel as the Buyer may reasonably request prior to the First Closing Date.

4.2
Conduct of Business. From the date hereof to the First Closing Date, except for actions reasonably required to be taken by the Company in order to satisfy the conditions set forth under Article 5.2, the Seller and Seller Shareholders shall not take and shall jointly and severally cause each Target Group Member to operate its business in compliance with all applicable Laws and not take any of the following actions without the prior express written consent of the Buyer:

(a)	purchase, sell, transfer, assign, lease, license, Encumber or otherwise dispose of any assets, entity or business other than in the ordinary course of business;

(b)
other than in the ordinary course of business and in full compliance with applicable Laws, enter into, terminate, renew, extend, vary, amend or modify any Contract (or a series of Contracts with the same party or parties or in respect of the same subject matter), or assume any obligations, commitments or Liabilities (or a series of obligations, commitments or Liabilities arising from the same subject matter and/or transaction);

(c)
other than in the ordinary course of business and in full compliance with applicable Laws, enter into, terminate, renew, extend, vary, amend or modify any lease of real property involving a term of more than twelve (12) months or rental obligations exceeding RMB 50,000 per month;

(d)	alter, amend or vary any Target Group Member's business scope as set forth on its business license;

(e)	incur or assume any Debt outside the ordinary course of business or that is in excess of RMB 15 million for any single transaction or RMB 50 million for all transactions on an aggregate basis;

(f)	except for any changes required by applicable PRC Laws and conducted in accordance with market practice or in the ordinary course of business of such Target Group Member, alter the rate of compensation for any of its employees, carry through a general salary increase, or otherwise enter into or amend any employment, consulting, or management services agreement;

(g)	participate in any acquisition, merger, consolidation, joint venture, partnership or restructuring activities (including downsizing of the company's workforce);

(h)	alter such Target Group Member's registered capital or equity holding structure, or create, allot, issue or sell any Shares, equity interests, or any loan capital or securities convertible into equity interest, or any option or right to subscribe in respect of any shares, equity interests, or any convertible loan capital or securities;

(i)	provide any loan, credit facility (including any credit terms extended to distributors and/or resellers) for an amount exceeding RMB 15 million for any single transaction or RMB 90 million for all transactions on an aggregate basis;

(j)
make any new investment or increase any existing investment in fixed assets for an amount exceeding RMB 30 million for any single transaction or RMB 100 million for all transactions on an aggregate basis;

(k)	except as otherwise provided for in this Agreement, amend any articles of association of such Target Group Member or adopt any resolutions inconsistent therewith;

(1)	take any other action that would reasonably be expected to have a Material Adverse Effect, or refrain from taking any actions that would be reasonably necessary to prevent a Material Adverse Effect;

(m)	make, offer to make, promise to make or authorize to be made any Prohibited Payment;

(n)
enter into any new Related Party Transaction that is: (i) not in the ordinary course of such Target Group Member's business, (ii) not on standard market terms that are at least as favorable to the relevant Target Group Member as what such Target Group Member would have obtained from an independent third party; or (iii) not strictly on an arm's length basis;

(o)	enter into any assignment or license agreement with, or agree to any application or registration by, any third party of any Intellectual Property that is identical or confusingly similar to any Target Intellectual Property;

(p)	cancel, terminate or fail to renew any existing insurance policy;

(q)	supply, produce, market, distribute and/or sell any product or service that infringes upon the Intellectual Property of any third party and/or is in breach of any applicable Laws; or

(r)	agree, conditionally or otherwise, to do any of the foregoing.

4.3	Continuing Disclosure. From the date hereof to the First Closing Date, the Seller and each Seller Shareholder shall, as soon as practicable:

(a)
fully and accurately disclose to the Buyer any event, circumstance or matter that would reasonably be expected to (i) cause a Material Adverse Effect on such Target Group Member, its assets, business, operations or financial condition, or (ii) otherwise constitute a breach of, or be inconsistent with, any of the representations or warranties given by the Seller in Article 8;

(b)
inform the Buyer of (i) any termination or variation of, or any amendment to, any Material Contract, or (ii) any written claim by any third party against such Target Group Member in respect of any Material Contract the amount of which exceeds RMB 1,000,000; and

(c)
notify the Buyer in the event of (i) any resignation of any Key Employee, (ii) any event or incident causing any Target Group Member's production to be suspended except for normal maintenance, or (iii) any lawsuit, arbitration, administrative proceeding, investigation or notice from any Governmental Authority or any third party against or involving any Target Group Member.

The performance by the Seller and Seller Shareholders of the aforesaid continuing disclosure obligations shall not exempt or exonerate any of their Liabilities caused by any misrepresentation or omission or any breach of any representations or warranties under Article 8.
4.4    Pre-Closing Verification.

(a)
During a period of twenty (20) Business Days leading to the First Closing Date, the Buyer may reasonably request the Seller and/or Seller Shareholders to provide adequate information so as to verify the due completion by Seller and/or Seller Shareholders of all relevant conditions precedent to the First Closing as set out in Article 5, and the Seller and Seller Shareholders shall each provide prompt and diligent assistance to the Buyer in this regard.

(b)
No later than five (5) Business Days after the PRC Ministry of Commerce issues its official approval of the First Tranche, the Seller and Seller Shareholders shall provide to Buyer a list of the Target Group's anticipated levels of owned inventory, equipment, machinery and facilities as of the First Closing Date (the “Personal Properties Audit List”), which list shall: (i) be determined in good faith by the Seller and Seller Shareholders; (ii) contain reasonably sufficient details with respect to, among other things, the category, conditions, amount and aging of the Target Group's inventory, equipment, machinery and facilities; and (iii) in any event have at least the same level of specificity as that in Exhibit R hereof.

4.5    Working Hour System.
The Company shall, on behalf of the entire Target Group, duly submit application(s) for implementing the Working Hour System to relevant Governmental Authorities for approval within twenty (20) Business Days after the date hereof.

Article 5    Conditions Precedent to the First Closing

5.1
Conditions Precedent to All Parties' Obligations. The respective obligations of the Parties to proceed with the First Closing and perform their respective obligations under Article 6 are conditional upon and subject to the satisfaction, on or prior to the Long Stop Date, of the conditions that:

(a)
there shall not be any applicable Law in effect making illegal the consummation of the First Tranche or Second Tranche, and there shall not be any final and non-appealable Governmental Order in effect prohibiting or restricting the consummation of the First Tranche or the Second Tranche;

(b)
the Buyer having conducted a physical audit of the Target Group's Real Properties, machinery, equipment, facilities and inventory by reference to the Pre-Closing Audit List and the results of such audit are consistent with the said list in all material respects;

(c)	the Parties having duly entered into the management bonus scheme as set forth in Exhibit L:

(d)
there having been no fact, event, change, development, condition, occurrence or circumstances that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(e)	all tasks set out in Article 6.2(c) and 6.2(d) having been duly completed in accordance with applicable Laws.

5.2
Conditions Precedent to the Buyer's Obligations. The obligation of the Buyer to proceed with the First Closing and perform its obligations under Article 6 is conditional upon and subject to the satisfaction, or the express waiver in writing by the Buyer, on or prior to the Long Stop Date, of each of the following conditions:

(a)	Seller and Founder having duly delivered to the Buyer:
(i)    within five (5) Business Days after the date hereof:

(A)	copies of share certificates issued by the Company to the Minority Shareholders attesting to their respective ownership of the relevant Shares as listed in Exhibit A. and

(B)	a copy of the Company's shareholder register reflecting the existing ownership of the Company as set forth in Exhibit A; and

(ii)	prior to any submission of any application in respect of the First Tranche to the PRC Ministry of Commerce:

(A)	termination agreement of the share subscription agreement between each Minority Shareholder and the Company;

(B)	evidence showing cancellation of share certificates issued to the Minority Shareholders in respect of their ownership of the relevant Shares as listed in Exhibit A;

(C)
issuance by the Company of a new share certificate to the Seller (representing 359,999,999 Shares of the Company out of 360,000,000 Shares) and the Founder (representing 1 Share of the Company out of 360,000,000 Shares), and the revised shareholder register of the Company reflecting their respective ownership of such said Shares; and

(D)
resolutions of the Company's shareholders adopting the amended and restated articles of association of the Company, which articles reflect the ownership of the Company by the Seller and Founder as set out in the preceding Article 5.2(a)(ii)(C).

(b)
the Seller, the Company and each Seller Shareholder having performed and complied with all agreements, undertakings, obligations and covenants required by this Agreement to be performed or complied with by such Party at or prior to the First Closing;

(c)	the Buyer having received each of the closing deliverables set forth in Article 6.3 on the First Closing Date;

(d)
any and all approvals necessary to permit the First Closing to occur by competent Governmental Authorities having been duly obtained, in each case free and clear of any conditions, including without limitation: (A) approvals by the PRC National Development and Reform Commission and the PRC Ministry of Commerce of the First Tranche; and (B) preliminary approval by the Shanghai Administration of Industry and Commerce of the Company's change of its name from "Shanghai Golden Monkey Food Joint Stock Co., Ltd." to "Shanghai Hershey Golden Monkey Food Joint Stock Co., Ltd.";

(e)
all consents, approvals and/or waivers from third parties as set forth in Schedule 8.2(w) of the Disclosure Schedules having been duly obtained and be in full force and effect as of the First Closing Date;

(f)	each Key Employee having entered into a Retention, Confidentiality, Non-Compete & Lock-up Agreement in the form agreed and set out in Exhibit M:

(g)
except for Related Party Transactions by or among only the Target Group Members and except as otherwise incorporated in the Service Agreements, each Target Group Member having duly terminated without any further Liability to any Target Group Member all Related Party Transactions and all related balances having been duly settled;

(h)	each Target Group Member having obtained the Permits as set forth in Part 1 of Exhibit S in accordance with applicable Laws;

(i)	the Trademark License Agreements having been duly executed by all relevant parties thereto;

(j)	except with respect to those Non-Target-Group Entities who are licensees under the Trademark License Agreements and only to the extent provided in such agreements, the Seller and the Seller Shareholders having caused all other Non-Target-Group Entities to remove any and all references to “Golden Monkey” from their respective corporate names, trade names and trademarks;

(k)
except as otherwise provided in the Trademark License Agreements, each of the Non-Target-Group Entities having duly transferred to the Company, for zero consideration, any and all trademark(s) it owns that may be identical or confusingly similar to any Target Intellectual Property;

(l)
Shenqiu Yudong Golden Monkey Halal Food Co., Ltd. having duly transferred the use right of the land currently located at the northwest corner of the premises (with an approximate area of 11,000 square meters) to an unrelated third party purchaser on fair market terms pursuant to applicable Law and with no residual Liability to any Target Group Member;

(m)	each Target Group Member having adopted by board resolution the
Compliance Program for implementation commencing immediately upon the First Closing Date;

(n)	each of the Company and Target Subsidiaries having duly obtained an
"Approval for the implementation of alternative working hour system by an enterprise" from competent Governmental Authorities so as to implement the Working Hour System on all employees of the production line immediately upon the First Closing Date;

(o)
the Seller having produced a written certificate to the Buyer stating that no Target Group Member is conducting (whether directly, indirectly, by way of employment or otherwise) any of its business through underage persons;

(p)	Seller having produced sufficient evidence that the Company has duly terminated any and all agreement(s) (whether written, oral, binding or non-binding) with third parties regarding the establishment of any business that may be competitive to that of the Target Group, including without limitation the Company's letter of intent with Shandong Longlive Bio-Tech Co. Ltd regarding the establishment of a joint venture to produce chewing gum and the Company's Strategic Cooperation Framework Agreement with Shandong Futian Technology Group Co., Ltd. regarding the establishment of joint ventures to produce xylitol and snack foods;

(q)	the Company having duly spun off Shanghai Golden Monkey International
Trading Co., in accordance with applicable Laws such that all Target Group Members have ceased to hold any direct or indirect ownership interest in such entity and no Target Group Member remains subject to any Liability relating to such entity;

(r)	the Seller and each Seller Shareholder having diligently conducted such activities and effected such changes as are necessary to ensure that all of the ingredients, packaging and labeling of the Target Group's products shall be in full compliance with applicable Laws prior to the First Closing Date, including appropriate considerations of the packaging/labeling remediation measures set out in Exhibit U:

(s)	the Company having prepared, closed and delivered management accounts for the Target Group on a consolidated basis as of the First Closing Date in accordance with PRC GAAP;

(t)
the Seller and the Seller Shareholders having duly obtained from each Non-Target-Group Entity an irrevocable undertaking to the effect that such Non-Target-Group Entity shall not, and shall cause its Affiliates not to, engage in any Competitive Business before the second anniversary of the Second Closing Date except as otherwise permitted under Article 9.1(e), in each case issued to Buyer by the relevant Non-Target-Group Entity;

(u)
the Company having duly entered into a binding lease agreement on terms and conditions agreeable to the Buyer with respect to the new warehouse(s) and/or logistics center(s) being constructed near the site of Shenqiu Yudong Golden Monkey Halal Food Co., Ltd.;

(v)
the Shanghai Dormitories and the land on which the Shanghai Dormitories are located having been duly transferred by the Company to Shanghai Golden Monkey Group Co., Ltd. in accordance with applicable Law and all Taxes relating to such transfer having been duly paid by the transferee;

(w)
the Company having duly terminated its lease with Shanghai Golden Monkey Group Co., Ltd. with respect to certain warehouse(s) in Shanghai and the Seller and Seller Shareholders having provided all reasonable assistance to the Buyer and the Company so as to enable the Company to procure suitable alternative arrangements to meet the Company's warehousing requirements; and

(x)	the Seller and Founder having delivered to the Buyer a certificate jointly executed by the Seller and Founder confirming that all conditions set forth in this Article 5.2 have been duly satisfied (unless otherwise expressly waived by the Buyer) in accordance with this Agreement.

5.3
Conditions Precedent to the Seller's and Founder's Obligations. The obligation of the Seller and Founder to proceed with the First Closing and perform their respective obligations under Article 6 is conditional upon and subject to the satisfaction, or the express waiver in writing by the Seller and Founder, on or prior to the Long Stop Date, of each of the following conditions:

(a)	each of the representations and warranties made by the Buyer under Article 8 being true, accurate and not misleading as of the date hereof and as of the First Closing Date unless otherwise expressly provided herein;

(b)
the Buyer having performed and complied with all agreements, undertakings, obligations and covenants required by this Agreement to be performed or complied with by the Buyer at or prior to the First Closing Date;

(c)
the Buyer having taken all necessary corporate actions for, and obtained all necessary internal approvals (i.e. board resolutions as required under its constitutional documents and approvals by its chief executive officer) duly authorizing, the execution and performance of this Agreement and the consummation of the First Tranche;

(d)	any and all approvals necessary to permit the First Closing to occur by competent Governmental Authorities having been duly obtained, in each case free and clear of any conditions;

(e)
the Buyer having delivered to the Seller a copy or copies, certified by a director or the legal counsel of the Buyer to be copies, of the minutes of the board meetings or the written resolutions of the board of directors of the Buyer and Hershey resolving that the First Tranche be approved and authorizing the execution and performance by the Buyer of the Transaction Agreements and the consummation of the First Tranche;

(f)	the Buyer having delivered to the Seller an original counterpart of each of the Transaction Agreements to which the Buyer is a party, duly executed by the Buyer, as applicable;

(g)	the Seller having received each of the closing deliverables set forth in Article 6.4;

(h)
no later than thirty (30) Business Days after the date hereof, the Buyer having delivered to the Seller an account statement duly issued by a bank in the USA which shows that the Buyer has sufficient funds in the relevant account to make the payments contemplated hereunder; and

(i)
the Buyer having duly deposited the First Tranche Payment into the Offshore Escrow Account no later than five (5) Business Days after the PRC Ministry of Commerce has issued its official approval of the First Tranche.

Article 6 The First Closing
6.1    Date and Venue.

(a)
Subject to all of the conditions set forth in Article 5 having been satisfied (save to the extent waived in accordance with this Agreement or those conditions that by their nature are to be satisfied at the First Closing), the closing of the First Tranche (the “First Closing” shall occur within five (5) Business Days after the date on which the last of the conditions set forth in Article 5 has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the First Closing).

(b)
The date on which the First Closing occurs shall be referred to as the “First Closing Date”, provided, however, that: (i) in no event shall the First Closing Date be later than the Long Stop Date; and (ii) the First Closing Date shall be a Business Day.

(c)
The First Closing shall take place at the headquarter office of the Company, 5100 Hu'nan Road, Pudong New District, Shanghai, the PRC, commencing at 10:00 a.m. (Shanghai local time) on the First Closing Date.

6.2    Preparation for First Closing.

(a)	The Parties shall execute the Offshore Escrow Agreement and Onshore Escrow Agreement simultaneously with the execution of this Agreement.

(b)
No later than five (5) Business Days after the PRC Ministry of Commerce issues its official approval of the First Tranche, the Buyer shall remit the First Tranche Payment to the Offshore Escrow Account and the Offshore Escrow Agent shall immediately send written notice to the Seller and Founder upon its receipt of such funds.

(c)	Promptly after receiving the Offshore Escrow Agent's notice referenced in Article 6.2(b), the Seller and Seller Shareholders shall diligently cooperate with the Buyer to:

(i)	prepare and execute all documents and materials required to be part of the Registration Application;

(ii)	duly hold a shareholders' meeting and adopt the Amended and Restated Articles of Association;

(iii)	submit the Registration Application on behalf of the Company to AIC and obtain from AIC an official receipt of acceptance of the Registration Application;

(iv)
obtain from the AIC a new business license attesting to the Buyer's ownership of the First Tranche Shares, the identity of the Company's new legal representative as nominated by the Buyer, the Company's new enterprise type as a "foreign invested joint stock company" and the Company's new name as "Shanghai Hershey Golden Monkey Food Joint Stock Co., Ltd."; and

(v)
obtain from the AIC a registered copy of the Company's Amended and Restated Articles of Association reflecting the results of the First Tranche contemplated by this Agreement and affixed with AIC's filing seals.

(d)
Promptly after completion of all steps set forth in Article 6.2(c), the Seller and Founder shall duly apply for and obtain permission for relevant Governmental Authorities to establish the Onshore Escrow Account in accordance with applicable Laws.

6.3
Seller's and Founder's Obligation at the First Closing. Subject to the satisfaction (save to the extent waived the Seller in accordance with this Agreement) of each of the conditions set forth in Articles 5.1 and 5.3, at the First Closing, the Seller and Founder shall deliver, or cause to be delivered, to the Buyer all of the following documents or instruments:

(a)	share certificates then held by the Seller and the Founder attesting to their respective ownership of the relevant First Tranche Shares;

(b)	proper entry into the Company's share registry attesting that Buyer has become the owners of the First Tranche Shares as of the First Closing Date in accordance with Article 2.3(b);

(c)	a new share certificate issued by the Company attesting to Buyer's ownership of the First Tranche Shares in accordance with Article 2.3(b);

(d)
evidence that all share certificates previously issued by the Company to its shareholders, other than those evidencing that the Seller will continue to own the Second Tranche Shares until the completion of the Second Closing, have been duly cancelled;

(e)
written resignation and/or appointment, as applicable, of each director, supervisor and/or officer of a Target Group Member to be appointed or replaced pursuant to the Shareholders Agreement on the First Closing Date, in each case effective as of the First Closing Date;

(f)	written resolutions of the board of directors of the Company and Seller, and/or (if required under applicable Law) written resolutions of the shareholders of the Company and Seller, resolving that:

(i)
both the First Tranche and Second Tranche are approved, and authorizing the execution and performance by the Company and Seller of each of the Transaction Agreements to which the Company and/or Seller is a party and any document to which the Company and/or Seller may become a party in order to consummate the Second Tranche;

(ii)
the resignations as set forth in Article 6.3(e) be acknowledged, and such persons as may be designated by the Buyer pursuant to Shareholders Agreement be appointed as directors and/or officers of relevant Target Group Member(s) effective immediately upon the aforesaid resignations becoming effective; and

(iii)
all of the existing signatories, authorities and passwords to all of the bank accounts of each Target Group Member be revoked, and the new signatories, authorities and passwords as determined and designated by the Buyer be appointed and/or adopted, with immediate effect upon the First Closing Date;

(g)
all applications, registration forms, instruments and other documents required under PRC Law to be filed with relevant Governmental Authorities in the PRC for the purposes of changing the Company's directors, supervisor and/or officers to such persons designated by the Buyer pursuant to the Shareholders Agreement, duly executed (but undated) by the Company, the Seller and/or the Founder, as applicable, or their respective authorized Representatives;

(h)
the complete set of company stamps, chops and seals (including, without limitation, common stamp, stamps for contractual purpose, financial stamps and legal representative stamps) belonging to each of the Target Group Members, which shall then be kept in the custody of persons designated under the Shareholders Agreement;

(i)
the amended and restated articles of associations and other relevant constitutional documentation of each of the Target Subsidiaries, revised in a manner consistent with the terms of the Amended and Restated Articles of Association;

(j)	if and where applicable, the original of any power of attorney under which any document to be delivered to the Buyer under this Article 6.3 has been executed;

(k)	any and all other documents and instruments that are necessary to give full effect to the transfer of the First Tranche Shares to the Buyer;

(1)	an original counterpart of each of the Transaction Agreements duly executed by the Seller, each Seller Shareholder, each Target Group Member and/or each Non-Target-Group Entity, as applicable;

(m)	jointly instruct (together with the Buyer) in writing the Offshore Escrow Agent to release the First Tranche Payment from the Offshore Escrow Account and remit the same to the Onshore Escrow Account;

(n)	together with the Buyer, execute the joint release instruction under the
Onshore Escrow Agreement and cause the Company to prepare and execute all necessary documentation required by relevant Governmental Authorities such that the Onshore Escrow Agent will be allowed to release from the Onshore Escrow Account and into an account jointly designated by the Seller and Founder an amount equal to the First Tranche Payment less the Indemnity Escrow Amount; and

(o)	such other closing deliverables as the Buyer may reasonably request.

6.4
Buyer's Obligation at the First Closing. Subject to applicable Law and the satisfaction (save to the extent waived by the Buyer in accordance with this Agreement) of each of the conditions set forth in Articles 5.1 and 5.2, the Buyer shall, at the First Closing:

(a)
jointly instruct (together with the Seller) in writing the Offshore Escrow Agent to release the First Tranche Payment from the Offshore Escrow Account and remit the same to the Onshore Escrow Account; and

(b)
together with the Seller, execute the joint release instruction under the Onshore Escrow Agreement and cause the Company to prepare and execute all necessary documentation required by relevant Governmental Authorities such that the Onshore Escrow Agent will be allowed to release from the Onshore Escrow Account and into an account jointly designated by the Seller and Founder an amount equal to the First Tranche Payment less the Indemnity Escrow Amount.

6.5	Parties' Acknowledgements.

(a)
Buyer hereby expressly acknowledges and agrees that the Seller and Seller Shareholders shall be entitled to unwind the completion of the items in Articles 6.2(c) and 6.3 if Buyer breaches its obligations under Article 6.4.

(b)
The Parties hereby expressly acknowledge and agree that the Indemnity Escrow Amount shall remain in the Onshore Escrow Account for a period of eighteen (18) months after the First Closing Date for purposes of satisfying the indemnification obligations as provided in Article 12, at the end of which period any balance remaining out of the Indemnity Escrow Amount, net of funds required to be held by the Onshore Escrow Agent pending outstanding indemnification claims under Article 12, shall be released by the Onshore Escrow Agent and into an account jointly designated by the Seller and Founder.

Article 7 The Second Closing

7.1	Date and Venue.

(a)
No later than the ninth (9th) month after the First Closing Date, each of the Buyer, Buyer Designee and Seller shall sign (and each Seller Shareholder shall cause the Seller to sign) the share transfer document for the Second Tranche Shares in the form agreed and set out in Exhibit K hereto, together with any other documents and agreements as may be required by applicable Law to effectuate the transfer of the Second Tranche Shares by the Seller to the Buyer and the Buyer Designee (the “Second Tranche Transaction Documents”).

(b)
Immediately upon the execution of the Second Tranche Transaction Documents, the Parties shall diligently cooperate to seek and obtain, in each case as quickly as possible, all Necessary Regulatory Approvals to consummate the Second Tranche.

(c)
The closing of the Second Tranche (the “Second Closing”) shall take place on a date (the "Second Closing Date") that is within five (5) Business Days after the date on which all Necessary Regulatory Approvals for the Second Tranche to occur have been duly obtained.

(d)
The Second Closing shall take place at the headquarter office of the Company, 5100 Hu'nan Road, Pudong New District, Shanghai, the PRC, commencing at 10:00 a.m. (Shanghai local time) on the Second Closing Date.

7.2	Buyer's Obligation at the Second Closing. On the Second Closing Date, Buyer shall directly wire the Second Tranche Payment to the Onshore Escrow Account.

7.3	Seller's Obligation at the Second Closing. On the Second Closing Date, the Seller
shall deliver, or cause to be delivered, to the Buyer all of the following documents or instruments:

(a)
proper entry into the Company's share registry attesting that the Buyer and the Buyer Designee have become the owners of the Second Tranche Shares as of the Second Closing Date in accordance with Article 2.4(b);

(b)	new share certificates issued by the Company attesting to Buyer's and Buyer Designee's respective ownership of the Second Tranche Shares in accordance with Article 2.4(b);

(c)	evidence that all share certificates previously issued to shareholders other than the Buyer and Buyer Designee have been duly cancelled;

(d)
written resignation of each director, supervisor and/or officer of a Target Group Member whose position shall be eliminated or who shall be replaced by a designee and/or nominee of the Buyer pursuant to the Shareholders Agreement, in each case duly executed and effective prior to or immediately upon the Second Closing Date;

(e)
all applications, registration forms, instruments and other documents required under the PRC Law to be filed with relevant Governmental Authorities in the PRC for the purposes of changing the Company's directors, supervisor and/or officers to such persons designated by the Buyer pursuant to the Shareholders Agreement, duly executed (but undated) by the Company, the Seller and/or the Founders, as applicable, or their respective authorized Representatives; and

(f)	any and all other documents and instruments that are necessary to give full effect to the transfer of the Second Tranche Shares to the Buyer and the Buyer Designee.
Article 8 Representations and Warranties

8.1
Representations and Warranties Relating to Seller and Founder. The Seller and Seller Shareholders, jointly and severally, represent and warrant to the Buyer that, except as fairly disclosed and adequately and specifically described in each individual section of the Disclosure Schedules to the contrary, each of the following statements is true, accurate and not misleading as of the date hereof and will be true, accurate and not misleading as of the First Closing Date. The Seller and Seller Shareholders accept sole and exclusive responsibility for the preparation and production of the Disclosure Schedules and the content, accuracy and completeness of the disclosures therein and no discussions with the Buyer and/or Buyer's Representatives in connection therewith shall affect this unqualified agreement and understanding.

(a)Ownership of the Shares.

(i)
As of the date hereof, all shareholders of the Company and their respective ownership of the Shares are set forth in Exhibit A hereto. Each such shareholder has legal and valid title to the number of Shares as set out beside its name, free and clear from any and all Encumbrances. All information set forth in Exhibit A hereto is true, accurate and not misleading.

(ii)
As of the First Closing Date, there are no shareholders of the Company other than the Seller and the Founder, where the Seller shall be the sole, record and beneficial owners of 359,999,999 Shares and the Founder shall be the sole, record and beneficial owner of one (1) Share, collectively representing 100% of the Shares, in each case with legal and valid title to the relevant Shares and free and clear from any and all Encumbrances.

(iii)
Immediately prior to the Seller's transfer of the Second Tranche Shares to the Buyer, the Seller shall be the sole, record and beneficial owner of the Second Tranche Shares, with legal and valid title with respect to such Shares, free and clear from any and all Encumbrances.

(iv)
Except for this Agreement, there is no Contract by which the Seller, the Founder, the Company or any Target Group Asset is bound, including but not limited to: (A) any Contract relating to the sale, purchase, redemption, exchange, registration, voting or transfer of any Shares; (B) any Contract relating to any investment by, in or otherwise relating to the Company; or (C) any Contract or any cooperation intent or understanding evidenced by any written document relating to any joint venture, amalgamation or similar cooperation involving the Company.

(v)
Each of the Seller and Founder has the requisite power and authority to sell their respective portions of the First Tranche Shares on the First Closing Date, and the Seller has the requisite power and authority to sell the Second Tranche Shares on to the Second Closing Date, in each case in accordance with this Agreement and such delivery to the Buyer will convey to the Buyer legal and valid title to such First Tranche Shares and the Second Tranche Shares, free and clear of any and all Encumbrances.

(b)
Power and Authority. The Seller and Founder each has the requisite capacity and authority under applicable Law to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the First Tranche and the Second Tranche in accordance with this Agreement.

(c)
Binding Effect. Upon due execution by the Parties, this Agreement constitutes a valid, binding, and enforceable legal obligation of the Seller and the Founder, provided that, for the avoidance of doubt, the First Tranche and the Second Tranche may not be consummated without having obtained all necessary approvals by competent Governmental Authorities in accordance with applicable Law.

(d)
No Violation. Neither the execution and delivery of this Agreement nor the full performance of the Seller's, each Seller Shareholder's and each Target Group Member's obligations hereunder will: (i) violate any Law or policy of any Governmental Authority applicable to the Seller, any Seller Shareholder, any Target Group Member or any Target Group Asset, (ii) violate or breach, or otherwise constitute or give rise to (with the giving of notice or passage of time or both) a default under, any Contract or other obligation by which the Seller, any Seller Shareholder, any Target Group Member or any Target Group Asset is bound; or (iii) give any lender, distributor, supplier or customer of any Target Group Member a right to unilaterally terminate or modify the terms of its existing Contract, arrangement or relationship with such Target Group Member.

(e)
Consents and Approvals. Schedule 8.1(e) of the Disclosure Schedules sets forth all the consents and/or approvals by, as well as notices to and/or filings with, any Governmental Authority that are required in order for the Seller and Seller Shareholders to consummate the transactions as contemplated hereunder.

(f)
No Other Interests. Other than the Shares, none of the Seller or Seller Shareholders owns or controls (whether directly or indirectly) any equity interests or securities or rights convertible to or exchangeable for any equity interests, or any voting rights in any Competitor. None of the Seller or Seller Shareholders provides any consulting, advisory, management or other services to, has granted any license for any Intellectual Property, where such license remains valid and effective, or has any other business relationship with, any Competitor.

(g)    Quality of Information.

(i)
All books, records, Contracts, receipts, Permits and other documents that the Seller and/or Founder, either directly or through its Representatives and Target Group Members, provides to the Buyer in connection with the transaction contemplated hereunder, including, without limitation, to facilitate the Buyer's legal, financial, commercial, Tax, technical, human resources or environmental due diligence on the Company (collectively, the "Due Diligence Documents") are either originals or true and complete copies of the originals of such books, records, Contracts, receipts, permits or documents.

(ii)	All Due Diligence Documents are true and accurate in all material respects, and no Due Diligence Document contains any material omission, misleading or false statement, information or materials.

(iii)
All information contained in or referred to in Article 8.1, Article 8.2 and the Disclosure Schedules is true, complete and accurate, is not misleading in any respect, and does not omit any material fact. Except to the extent fully, fairly and specifically set out in the Disclosure Schedules and the Management Accounts, no Target Group Member has any Debt or Liabilities.

8.2
Representations and Warranties Relating to the Target Group. The Seller, the Seller Shareholders and the Company jointly and severally represent and warrant to the Buyer that, except as fairly disclosed and adequately and specifically described in the Disclosure Schedules to the contrary, each of the following statements is true, accurate and not misleading as of the date hereof and will be true, accurate and not misleading as of the First Closing Date:

(a)	Organization, Existence and Capitalization of the Target Group.

(i)	The Company is a domestic joint stock company duly established and validly existing under the Laws of the PRC.

(ii)	Each Target Subsidiary is a limited liability company duly established and validly existing under the Laws of the PRC.

(iii)	The information set forth in Exhibit B is true and accurate and not misleading as of the date hereof and as of the First Closing Date.

(iv)
Exhibit C accurately depicts the organizational structure of the Target Group, including but not limited to the identities of the Company, the Target Subsidiaries and their respective ownership of branches and Liaison Offices.

(v)
Except as depicted in Exhibit C, no Target Group Member owns or controls, directly or indirectly, any equity interests or securities or rights convertible to or exchangeable for any equity interests, or any voting rights, in any person.

(vi)
No Target Group Member has granted any proxy, general or special power of attorney or other similar instrument to any person that would permit such person to bind any Target Group Member for any commitments.

(vii)
No Target Group Member has initiated or is otherwise subject to any proceeding for winding up, dissolution or termination of corporate existence. No receiver, manager or anyone in a similar capacity has been appointed in respect of any Target Group Asset or the operations of any Target Group Member, and no circumstance which may reasonably be expected to result in such appointment has arisen.

(b)	Real Property.

(i)
Schedule 8.2(b)(i) of the Disclosure Schedules sets forth a correct and complete list of: (A) all real property owned by each Target Group Member (the “Owned Real Properties”), (B) all leases of real property by each Target Group Member (the “Real Property Leases” and, together with the Owned Real Properties, being referred to herein individually as a “Real Property” and collectively as the “Real Properties”); (C) the respective legally mandated and actual uses of the Real Properties; and (D) titles, certificates, licenses and permits that are held, being applied for and/or unobtainable in respect of the Real Properties.

(ii)	Each Target Group Member has legal and valid title to all of its Owned Real Properties free and clear of all and any Encumbrances. With respect to each of the Owned Real Properties, the relevant Target Group Member has duly obtained all necessary title certificates and state-owned land use right certificates and paid in full all necessary land use right grant fees, and has obtained all building title certificates (where applicable) as required under applicable Laws.

(iii)	Each Real Property Lease to which a Target Group Member is a party is legal and valid and has been performed by all the parties thereto without any default.

(iv)
No Real Property is subject to any actual or threatened condemnation, penalty, change of zoning, order of demolishment or reconstruction or any similar action by any Governmental Authority, or circumstances of utilities shortage or interruptions.

(v)
No Target Group Member has granted any outstanding options, rights of first offer, rights of refusal or similar preemptive rights to purchase or lease any of the Real Properties, or any portion thereof or interest therein (other than any such rights in favor of a Target Group Member). There are no Contracts granting to any person the right of use to or occupancy of any portion of the Real Properties.

(vi)
The Real Properties include all land, buildings, structures, easements and other rights and interests that are reasonably necessary for use by the Target Group in the operation of its business and operations as conducted as of the date hereof.

(c)
Personal Property. Exhibit R contains a correct and complete list of all machinery, equipment and facilities of each Target Group Member as of December 31, 2012, which, together with inventory and other personal properties and assets of each Target Group Member, constitute all of the Target Group's personal properties (the “Personal Properties”) as of the date hereof. Each Target Group Member has legal and valid title to its Personal Properties, in each case free and clear of any and all Encumbrances. The Personal Properties are in good operating condition and repair other than normal wear and tear. No Target Group Member is in default under, and has not received any written notice of, any default or any event that with notice or lapse of time, or both, would constitute a default, by such Target Group Member under any agreement relating to any such Personal Property.

(d)    Other Assets.

(i)
Beside the Real Properties and Personal Properties, each Target Group Member also has legal and valid title to, or the lawful right to use, all other assets used in its business and operations, free and clear of all and any Encumbrances.

(ii)	All provisions and/or reserves required to be established by each Target Group Member in accordance with applicable Law and PRC GAAP have been established and reasonably reflected in the Management Accounts.

(e)	Sufficiency of Assets. The Target Group owns, or has the right to use, all assets necessary to conduct its business as it is conducted on the date hereof.

(f)	Intellectual Property.

(i)
The Company has legal and valid title to all Target Intellectual Property, including without limitation all as set forth in Schedule 8.2(f) of the Disclosure Schedules, free and clear of any Encumbrances. Each element of Target Intellectual Property is legal and valid. Except for the Company, no Target Group Member owns any Target Intellectual Property.

(ii)
The Company has neither committed nor omitted any act or thing that would adversely affect the validity, distinctiveness or enforceability of any Target Intellectual Property or the right of any Target Group Member to use the same.

(iii)	The Target Intellectual Property constitutes all the Intellectual Property that is necessary for the Target Group to conduct its current operations.

(iv)
None of the Target Intellectual Property: (A) infringes on the rights of any third party, (B) is the subject of any ongoing, pending or threatened proceeding, investigation or claim, or (C) is being infringed by any third party.

(v)
Other than the Company, none of the Seller, Seller Shareholders and their respective Affiliates (including all Non-Target-Group Entities) owns, is using, has the right to use, or is applying for the right to use any Intellectual Property that is identical or confusingly similar to any Target Intellectual Property.

(vi)
All software, networks and systems maintained and/or used by each Target Group Member have been duly licensed and sold by, and with all fees and costs duly paid to, their rightful owners in accordance with applicable Laws and each Target Group Member has taken all reasonable actions to protect the integrity, security and continued operation of its software, networks and systems, and there have been no material violations, outages or interruptions of same under any applicable Law, contract or licensing arrangement.

(vii)	All documentation in connection with the official recognition of
“Golden Monkey” as a "China Well-known Trademark" (“Golden Monkey) in 2002 by competent Governmental Authorities, together with all trademark opposition and/or cancellation applications initiated by any Target Group Member in connection with the aforesaid trademark, has been provided by the Company to the Buyer.

(g)    Permits and Licenses.

(i)
Schedule 8.2(g) of the Disclosure Schedules sets forth a correct and complete list of all Permits currently held by each Target Group Member in connection with its operations. Each of such Permits has been obtained in accordance with applicable Laws and is legal and valid. No suspension, cancellation, revocation, surrender, adverse variation of or failure to extend any of such Permits is pending or threatened to the Knowledge of the Seller, any Seller Shareholder or any Target Group Member, and no such Permit will be suspended, cancelled, revoked, surrendered, adversely varied or not be extended as a result of the First Tranche or Second Tranche.

(ii)
Part 1 and Part 2 of Exhibit S sets forth a correct and complete list of all Permits not yet obtained by each Target Group Member in connection with its operations. All such Permits are capable of being granted in accordance with applicable Laws and neither Seller, any Seller Shareholder nor any Target Group Member is aware of any reason why any such Permit would not be granted by the relevant Governmental Authority, provided that any failure to obtain any such Permit will not, in any event, expose any Target Group Member or its Representatives to criminal liability or termination or suspension of any Target Group Member's use of any material production facility, machinery or equipment or otherwise result in a Material Adverse Effect.

(iii)
The Permits set forth in Schedule 8.2(g) of the Disclosure Schedules and Part 1 and Part 2 of Exhibit S are the only Permits required by the Target Group to conduct its operations as conducted at the date hereof in accordance with applicable Laws.

(h)
No Undisclosed Debt or Liabilities. Except as and to the extent set fully, fairly and specifically in the Disclosure Schedules and the Management Accounts, no Target Group Member has any Debt or Liabilities other than Trade Debt. None of the Seller, Seller Shareholders or Target Group Members has been or is in default under any note, debt, corporate bond, pledge, charge, mortgage, guarantee, undertaking or any Contract with respect to any Debt or Encumbrance that has caused or could reasonably be expected to cause any Material Adverse Effect on any Target Group Member. No Short Term Loan or Long Term Loan has been obtained by or granted to the Company pursuant to or because of any misrepresentation or non-disclosure of the Company or any Target Group Member and all applicable Laws and requirements and conditions of all Government Authorities have been complied with in connection with the application for and granting of all Long Term Loans and Short Term Loans. None of the Target Group Members has any undisclosed or un-accrued Liabilities.

(i)
Related Party Transactions. A full list of all agreements between and/or among Target Group Members and/or their respective Affiliates and/or their respective directors, officers and employees is set forth in Schedule 8.2(i) of the Disclosure Schedules. All transactions pursuant to such agreements have been conducted on an arm's length basis and on fair market terms and there are no unsettled balances arising from any other transaction conducted outside of these agreements prior to the First Closing Date.
(j)    Accounts. Books and Records.

(i)
The books of account and financial records of each Target Group Member, including but not limited to the Company's audited consolidated accounts for the fiscal years 2010, 2011 and 2012 as set forth in Exhibit I, have been prepared in accordance with PRC GAAP consistently applied and present in all respects a full, complete and accurate view of the state of affairs and the financial position and performance of the relevant Target Group Member as of the respective dates and for the respective periods thereof.

(ii)
The Management Accounts: (A) are prepared in accordance with the requirements of applicable Law and PRC GAAP consistently applied throughout; and (B) present, in all material respects, a true view of, the state of affairs and the financial position of the Target Group as of the dates thereof. Since the date of the Company's latest audited consolidated accounts in accordance with PRC GAAP, no Target Group Member has entered into any financing arrangement or incurred any new Debt (other than Trade Debt), except for the arrangements that have been fully, fairly and specifically disclosed in the Management Accounts.

(iii)	All transaction by each Target Group Member have been executed pursuant to due authorization from management and duly recorded in conformity with PRC GAAP.

(iv)
Schedule 8.2(j)(iv) of the Disclosure Schedules sets forth a complete list of (A) all the accounts opened or held in the name of any Target Group Member; (B) all the accounts jointly opened or held by any Target Group Member and a third party; and (C) all the accounts opened or held in the name of a third party on behalf of any Target Group Member.

(v)	All funds in the accounts opened or held in the name of any Target
Group Member belong exclusively to such Target Group Member and no funds belonging to any Target Group Member are held in accounts jointly opened with a third party or accounts opened in the name of a third party.

(k)
Litigation. There is no existing, pending or, to the Knowledge of the Seller, any Seller Shareholder or any Target Group Member, threatened claim, litigation, arbitration, legal dispute or other judicial proceedings by any third party, nor any investigation, proceeding or action by any Governmental Authority, against any Target Group Member or concerning any Target Group Asset that involves a monetary value in excess of RMB 500,000 individually or RMB 20,000,000 in the aggregate.

(1)	EHS Matters. No Target Group Member is required by any Governmental Order or applicable Law to undertake any remedial, corrective, clean-up and/or restoration actions.

(m)
Material Contracts. Each Material Contract to which a Target Group Member is a party is legal and valid, and all the parties thereto have duly performed their respective obligations thereunder without any default. No party to any Material Contract has exercised any termination rights with respect thereto; and no party has given notice of any dispute, repudiation or nullification with respect to any Material Contract. No term of any Material Contract is void or voidable for any reason.

(n)	Employees and Benefits.

(i)
Schedule 8.2(n)(i) of the Disclosure Schedules sets forth a list of all employees of each Target Group Member as of the date hereof and a complete list of all documents relating to or specifying the benefits of such employees (including any bonus plans, retirement schemes, medical benefits or any other material benefits).

(ii)	There is no ongoing strike, walkout, lockout, work stoppage or other similar event organized by any employees of any Target Group Member.

(iii)
Save for any benefits as set forth in Schedule 8.2(n)(i) of the Disclosure Schedules, neither the execution of this Agreement, the consummation of the First Tranche or the Second Tranche, nor any merger, consolidation, sale of assets, change of control or similar transaction involving any Target Group Member would entitle any employee of any Target Group Member to any new or additional payment, benefit or other right whatsoever.

(iv)	No Target Group Member has any outstanding Liability arising from or in connection with any work-related injuries or medical conditions suffered by any of its employees.

(o)
Compliance with the Laws. Each Target Group Member has complied with all applicable Laws in its conduct of business and operations, except for any Historical Non-compliance that, whether individually or in the aggregate, has not caused, is not causing or will not cause any Material Adverse Effect.

(p)	Taxes.

(i)	Each Target Group Member has fully complied with all applicable Laws relating to Taxes.

(ii)
All Tax returns, filings or reporting required to be filed with relevant Tax administration authorities by any Target Group Member before the First Closing Date have been timely filed or will be timely filed on or before the First Closing Date.

(iii)
All such Tax returns, filings and reports are true, complete and correct in all material respects and were prepared in compliance with all applicable Laws. None of the Target Group Member is currently the beneficiary of any extension of time within which to file any Tax returns.

(iv)	Any Taxes relating to any Target Group Member have been properly accrued and recorded in the books of account of the relevant Target Group Member in accordance with applicable Law and PRC GAAP.

(v)
None of the Seller, Seller Shareholders or the Target Group Members is presently subject to, or has been subject to in the past twelve (12) months, any legal proceedings, audit, examination or investigation by any Governmental Authority relating to Taxes, and, to the Knowledge of the Seller, each Seller Shareholder and each Target Group Member, there are no disputes regarding Tax pending, likely or threatened, nor are there any facts or circumstances in existence which may give rise to any such dispute.

(vi)
To the Knowledge of the Seller, each Seller Shareholder and each Target Group Member, no claim has been made by a Governmental Authority in a jurisdiction where any Target Group Member does not file Tax returns that any Target Group Member is or may be subject to taxation by that jurisdiction.

(vii)	Schedule 8.2(p)(vii) of the Disclosure Schedules sets forth all preferential treatments, exemptions, concessions, reductions, subsidies, offsets, holidays, refunds or other incentives or reliefs from any Governmental Authorities relating to Taxes that are enjoyed by any Target Group Member, together with all relevant details and obligations.

(viii)
Each Target Group Member has, in all material aspects, retained, to the extent applicable, all Tax returns, filings and reports, Tax payment certificates, Tax calculations, evidence of payment of Taxes, and all related correspondences, filings and submissions to, notices received from and correspondence with any Tax authorities or customs.

(ix)
Each Target Group Member is in possession of sufficient information (including, without limitation, any records, invoices and information that form part of its Tax or accounting records) to enable it and/or its Representatives to compute its Liability to Tax insofar as such Liability depends on any transaction, matter or event occurring on or before the First Closing Date.

(q)	Absence of Certain Changes or Events.

(i)
Since the date of the Company's latest consolidated accounts that have been audited in accordance with PRC GAAP, each Target Group Member has conducted its operations only in accordance with applicable Law.

(ii)
Since the date of the Company's latest consolidated accounts that have been audited in accordance with PRC GAAP, except as expressly permitted under Article 2.2(a) or otherwise expressly consented to by the Buyer in writing, no Target Group Member has made any declaration, authorization or payment of any dividends or other distributions of assets.

(r)
Ethical Practices. None of the Seller, Seller Shareholders or the Target Group Members has, directly or indirectly or via any Representative, Liaison Office or other third party, established or maintained, or promised to establish or maintain, a secret or unrecorded fund (a "Prohibited Fund"), or made any false or fictitious entries or failed to make full and accurate disclosure in any books or records of any Target Group Member relating to any Prohibited Fund.

(s)	Insurance. Schedule 8.2(s) of the Disclosure Schedules contains a true, complete and correct list, as of the date hereof, of all insurance policies or agreements that insure the business, operations and affairs of the Target Group Members and:

(i)	the Target Group Members are the sole insured and beneficiary of such insurance policies;

(ii)	all premiums under such policies have been paid when due and all such policies are in full force and effect; and

(iii)	none of the Target Group Members has received any notice that any of its insurance policies may be canceled or terminated or coverage thereunder avoided.

(t)	Products.

(i)
Each Target Group Member has duly completed all product recalls or post-sale warnings relating to a product designed, manufactured or sold by it in compliance with applicable Laws and with no residual Liability to any Target Group Member.

(ii)
None of the Seller and Seller Shareholders is aware of any issue or circumstance which would cause any of the products of any Target Group Member to be unsafe or unfit for human consumption, nor has any Target Group Member been notified of any legal or governmental proceeding pending or threatened in relation to the safety or quality of such products.

(u)	Liaison Offices.

(i)	Except as set forth in Schedule 8.2(u) of the Disclosure Schedules, there are no Liaison Office employees hired personally by any Liaison Office director; and

(ii)	The Company maintains sound bookkeeping practices for all Liaison

Offices which is supervised by accountants from the Company's headquarters.

(v)	Accounts Receivable, Inventory and Distributors. Except as set forth in Schedule 8.2(v) of the Disclosure Schedules:

(i)
All accounts receivable of any Target Group Member are accounts receivable arising from the sale of products in the ordinary course of business, valid and payable from third parties, and are not subject to any Encumbrance. To the Knowledge of the Seller, each Seller Shareholder and each Target Group Member, no significant amount of such account receivables will be deemed to be bad debts or otherwise uncollectible.

(ii)
Inventory of any Target Group Member is in compliance with statutory and (if applicable) contractually agreed quality standards and is usable or salable in the ordinary course of business. All inventory of each Target Group Member has been and is located at the warehouses of such Target Group Member and has not been consigned to, or held on consignment from any third party.

(iii)
All products supplied to distributors by each Target Group Member are in compliance with statutory and (if applicable) contractually agreed quality standards, usable or salable in the ordinary course of business and in compliance with all applicable Laws in all respects. There are no circumstances known to the Seller or the Seller Shareholders that would lead to the reasonable expectation that a material amount of such products will be returned by distributors.

(iv)
Each relevant Target Group Member has duly entered into a written distribution contracts with all of its distributors, which are valid, binding and enforceable against the relevant distributor. A copy of such standard contract and all terms relating to credit or loans granted to distributors and with respect to the return of product are set out in Exhibit P. No Target Group Member has granted any forgiveness of any loan granted to any distributor or agreed to allow distributors to return product sold to distributors, except in the case of a defect in quality.

(v)	All account receivables from the distributors of Target Group
Members are collectible in the ordinary course of business and no account receivable from any distributor is more than three (3) months overdue.

(vi)	With respect to each Target Group Member, not more than four percent (4%) of all products supplied to any distributor in the last 12 months have been returned by such distributor at any time for any reason.

(vii)	All loans and credits extended to distributors by each Target Group Member have definitive terms, are collectible and have been fully collected upon the expiration of the relevant loan or credit term.

(viii)	To the Knowledge of the Seller, each Seller Shareholder and each
Target Group Member, each distributor of the Target Group's products: (x) is duly licensed under applicable Laws to engage in distribution activities that it has conducted or purports to conduct with respect to Target Group's products; (y) is and has at all times been in compliance with all applicable Laws that impact its business with the Target Group.

(ix)	To the Knowledge of the Seller, each Seller Shareholder and each
Target Group Member, none of the distributors of the Target Group's products has, directly or indirectly: (x) violated or is in violation of any Anti-Corruption Laws applicable to it; (y) made, undertaken, offered to make, promised to make or authorized any Prohibited Payment to any customer or Government Official; or (z) is subject to any existing, pending or threatened claim, litigation, arbitration or other judicial proceedings or administrative proceedings or actions relating to Target Group's products.

(w)
Third Party Consents. Schedule 8.2(w) of the Disclosure Schedules set forth all consents, approvals and/or waivers from third parties (other than approvals by and filings with Governmental Authorities) that are required in order for the Seller, Seller Shareholders and Target Group Members to consummate the transactions contemplated hereunder.

(x)	Non-Target-Group Entities. Schedule 8.2(x) of the Disclosure Schedules sets forth a complete and accurate list of all Non-Target-Group Entities and their respective duly authorized business scopes.

8.3	Buyer's Representations and Warranties. The Buyer represents and warrants to the
Seller and the Founder that each of the following statements is true, accurate and not misleading as of the date hereof and will be true, accurate and not misleading as of the
First Closing Date (except to the extent the representation or warranty refers specifically only to the First Closing Date):

(a)	Organization and Existence. The Buyer is a company duly incorporated and validly existing under the Laws of the Netherlands.

(b)
Power and Authority. The Buyer has the requisite capacity and authority under its constitutional documents and applicable Law to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the First Tranche and Second Tranche in accordance with this Agreement. The execution, delivery and performance by the Buyer of this Agreement has been duly authorized by all necessary corporate action on behalf of the Buyer.

(c)
Binding Effect. Upon due execution by the Parties, this Agreement constitutes a valid, binding, and enforceable legal obligation of the Buyer, provided that, for the avoidance of doubt, the First Tranche and Second Tranche may not be consummated without having obtained all necessary approvals by competent Governmental Authorities in accordance with applicable Law.

(d)
No Violation. Neither the execution and delivery of this Agreement nor the performance by the Buyer of its obligations hereunder will violate or breach, or otherwise constitute or give rise to (with the giving of notice or passage of time or both) a default under any of the terms or provisions of (i) the constitutional documents of the Buyer, (ii) any material Contract, commitment, or other obligation to which the Buyer is a party or by which the Buyer or any of its respective assets are bound, (iii) any Governmental Order applicable to the Buyer or by which the Buyer or any of its respective assets are bound, or (iv) any applicable Law, except, with respect to Clauses (ii), (iii) and (iv) of this Article 8.3(d), for any violation, breach or default which would not reasonably be expected to individually or in the aggregate, have a Material Adverse Effect on the ability of the Buyer to perform its obligations hereunder or to consummate the First Tranche or Second Tranche .

8.4	Reliance. Each of the Parties acknowledges that each of the other Parties has entered into this Agreement on the basis of and in reliance upon, among other things, the representations and warranties relating to each other in this Article 8 and has been induced by, among other things, such representations and warranties to enter into this
Agreement.
Article 9 Non-Competition

9.1	Non-Competition

(a)	Each of Seller and Seller Shareholders hereby covenants that, except as otherwise permitted by the Service Agreements and Article 9.1(e), for so long as it beneficially owns, directly or indirectly, any Share in the Company or is otherwise engaged in any employment, consultancy, advisory, representative or any other similar relationship with the Company and for a period of two (2)
years thereafter, it will not directly or indirectly (including through any family relative), and will cause its Affiliates (whether or not existing at the time of the execution of this Agreement, and including each Non-Target-Group Entity)
to not directly or indirectly:

(i)
engage or invest in, own, manage, operate, control, transfer or license any Intellectual Property to, or participate in the ownership, management, operation or control of, be associated with, or in any manner whatsoever be connected with any Competitive Business or any Competitor in the PRC; or

(ii)
solicit or induce any employee, consultant, advisor, representative, officer or director of any Target Group Member to engage in any Competitive Business or otherwise participate in any activity prohibited by the foregoing Article 9.1(a)(i) or to terminate their services or employment with the Target Group Member.

(b)	Each of Seller and Seller Shareholders hereby covenants to cause each Key
Employee, for so long as such Key Employee remains employed with any
Target Group Member and for (i) a period of two (2) years thereafter in the case of Primary Key Employees, or (ii) a period one (1) year thereafter in the case of Secondary Key Employees, not to engage in, directly or indirectly, any of the activities set forth in Articles 9.1(a)(i) and 9.1(a)(ii), in each case subject to Article 9.1(e).

(c)
Each of Seller and Seller Shareholders hereby acknowledges and agrees that the Company and Buyer shall have the right to seek specific performance by and/or other injunction relief against each of Seller and Seller Shareholders for any breach by such person of the obligations set out in Article 9.1(a) in addition to any and all other remedies available under applicable Law.

(d)
For the avoidance of doubt, the obligations of Seller and Seller Shareholders under Articles 9.1(a) are separate from, independent of and in addition to any and all of their respective obligations (whether relating to non-competition or otherwise) in their capacities as officers, employees, representatives and/or agents of any Target Group Member.

(e)
For the avoidance of doubt, none of the following activities shall be deemed to constitute a breach of the non-compete obligations set forth in Article 9.1(a), so long as such activity does not violate any other provision of the Transaction Agreements (including but not limited to Article 10.1 below and the trademark license agreement(s) referenced therein):

(i)	the production and sale of Xylitol as an ingredient by Shenqiu Golden Monkey Sugar Co., Ltd.;

(ii)	the operation of a single supermarket located at 1st Floor, Suite 118, 183 Heli West Road, Hangtou Town, Pudong New District, Shanghai by Shanghai Golden Monkey Supermarket Co., Ltd."

(iii)	the production and sale of cocoa as an ingredient by Shanghai Golden Monkey Group Wuxi Cocoa Co., Ltd.; and

(iv)	the supply and sale of fresh milk by Zhoukou Yuda Culturing Service Development Co., Ltd.
Article 10 Restriction on Use of Intellectual Property
10.1    Trademark License. Prior to the First Closing Date, the Parties shall cause the
Company to enter into various trademark license agreement(s) in accordance with applicable Laws and in the agreed form as set out in Exhibit W hereof (collectively, the “Trademark License Agreements”), whereby the Company licenses on a revocable basis certain "Golden Monkey" trademarks owned by the Company for zero consideration:

(a)	to Shanghai Golden Monkey Group Co. Ltd. for the sole purpose of including the "Golden Monkey" characters in its company name;

(b)	to Shanghai Golden Monkey Group Wuxi Cocoa Co., Ltd. for the sole purposes of including the "Golden Monkey" characters in its company name;

(c)
to Shanghai Golden Monkey Real Estate Development Co., Ltd. for the sole purposes of including the "Golden Monkey" characters in its company name and solely in connection with its business of real estate development;

(d)
to Shanghai Golden Monkey Supermarket Co., Ltd. for the sole purposes of including the "Golden Monkey" characters in its company and the operation of a single supermarket located at 1st Floor, Suite 118, 183 Heli West Road, Hangtou Town, Pudong New District, Shanghai;

(e)
to Shenqiu Golden Monkey Sugar Co., Ltd. for the sole purposes of including the "Golden Monkey" characters in its company name and solely in connection with its business of supplying Xylitol as an ingredient;

(f)
to Shenqiu Yudong Golden Monkey Logistics Co., Ltd. for the sole purposes of including the "Golden Monkey" characters in its company name and solely in connection with its business of supplying logistics services; and

(g)	to Shanghai Golden Monkey International Trading Co., for the sole purpose of including the "Golden Monkey" characters in its company name.
10.2    Restriction on Use of Intellectual Property.

(a)
Except as otherwise permitted under this Agreement, each of Seller and Seller Shareholders hereby covenants that it will not, and will cause each of their respective Affiliates (whether or not existing at the time of the execution of this Agreement, and including each Non-Target-Group Entity) not to, at any time, directly or indirectly use, acquire, register, license or otherwise make use of (including without limitation using as a part of any domain name) any Intellectual Property that is identical or confusingly similar to: (a) any Target Intellectual Property, and/or (b) any Intellectual Property that is owned and/or used by the Buyer, Hershey and/or their respective Affiliates.

(b)
Except as otherwise permitted under this Agreement, each of Seller and Seller Shareholders hereby covenants that it will cause each Key Employee not to, at any time prior to the consummation of the Second Tranche or during the period of Founder's consultancy to the Company pursuant to Article 11.1 below, directly or indirectly use, acquire, register, license or otherwise make use of (including without limitation using as a part of any domain name) any Intellectual Property that is identical or confusingly similar to: (a) any Target Intellectual Property, and/or (b) any Intellectual Property that is owned and/or used by the Buyer, Hershey and/or their respective Affiliates.

(c)
In the event that any of Seller or Seller Shareholders or their respective Affiliates shall desire to make any use (in addition to that expressly permitted under this Agreement) of any Intellectual Property that is identical or confusingly similar to (a) any Target Intellectual Property, and/or (b) any Intellectual Property that is owned and/or used by Buyer and or their respective Affiliates, then it shall submit a written application to the Company with respect thereto and shall not make any such use without having obtained the prior written consent of the Company. It is agreed that the Company shall have sole and absolute discretion as to whether any such use will be permitted and that, in the event that any such use is permitted, it shall, in each case, be subject to the execution of an agreement substantially in the form of the Trademark License Agreements.

(d)	For the avoidance of doubt, no license or other rights to use or obtain any interest in Intellectual Property owned by Hershey or its Affiliates are granted to any Party or any of their Affiliates or to anyone else by virtue of this
Agreement or any other Transaction Agreement or otherwise howsoever.
Article 11 Other Covenants
11.1    Founder's Consulting Services.

(a)	The Founder shall provide the following services (the “Consulting Services”)
to the Buyer and the Target Group for a period of one (1) year following the
Second Closing Date:
(i)    providing active guidance, training and assistance to the Target
Group's executive management to ensure the Company's smooth and efficient transition into a wholly-owned subsidiary of Hershey;

(ii)	maintaining and fostering the goodwill of the Target Group's distribution network, supply chain and key customers ;

(iii)	assisting the Target Group in building relationships with Governmental Authorities and Government Officials in full compliance with applicable Laws;

(iv)	keeping the Target Group abreast of trends and developments in China's confectionery industry and providing strategy recommendations; and

(v)	such other consulting and advisory services as may be reasonably requested by the Company from time to time.

(b)	The Founder hereby expressly acknowledges and agrees that his duties to the
Company as a consultant under this Article 11 shall be deemed akin to those of a fiduciary of the Company and, as such, he shall:

(i)	diligently perform the Consulting Services in good faith;

(ii)	perform the Consulting Services in compliance with all applicable Laws and Company policies and in accordance with the terms and conditions specified in this Agreement; and

11.2	Management Bonus Scheme. The Parties shall implement, with effect from the First Closing Date, the management bonus scheme as set forth in Exhibit L.

11.7	Restrictions on Transfer: Lock-up.

(a)
Other than a Transfer by the Seller to the Buyer of the Second Tranche Shares pursuant to the Second Tranche as set forth in this Agreement, the Seller shall not effectuate any Transfer of any of its Second Tranche Shares without the Buyer's prior written consent.

(b)
Each Seller Shareholder hereby covenants to not, prior to the consummation of the Second Tranche as set forth in this Agreement: (a) Transfer any of his direct and/or indirect shares or equity interest in the Seller; or (b) cause, allow or otherwise participate in any transaction or series of transactions that would result in, whether directly or indirectly, a change in control of the Seller.

11.4    Filings, Authorizations and Consents.

(a)
Each Party shall, as promptly as practicable, take all commercially reasonable actions and use its best efforts to make requisite filings, applications and registrations and to obtain requisite approvals, authorizations and consents, in connection with the First Tranche, the Second Tranche, the matters contemplated under this Agreement and any updating of Permits of the Company reflecting the Company's new name during the Interim Period.

(b)
Each Party shall exercise the utmost good faith in coordinating and cooperating with the other Parties in applying for and obtaining all Necessary Regulatory Approvals. For the avoidance of doubt, none of the Parties shall in any event without first affording the other Parties a reasonable opportunity for participation or comment: (a) submit any application, filing or other material to any Governmental Authority in connection with the First Tranche or the Second Tranche; or (b) engage in any meeting, discussion or any other communication with any Governmental Authority in relation to the First Tranche or the Second Tranche.

(c)
Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, Buyer or any of its Affiliates to agree to: (i) sell, hold, divest, discontinue or limit, at any time, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

11.5    Reasonable Efforts and Assistance.

(a)
Without prejudice to Article 11.4, each Party shall use (and shall cause its Affiliates to use) all commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions set forth in Article 5 to be satisfied as promptly as practicable and to consummate in the most expeditious manner practicable the transactions contemplated under this Agreement; and each Party shall, and shall cause its Affiliates to, refrain from taking any action that would reasonably be expected to prevent or delay the performance by any Party of any of its covenants, obligations, undertakings or agreements hereunder.

(b)	The Seller and Seller Shareholders shall cause the relevant Non-Target-Group Entities to duly implement the terms of the Service Agreements.

(c)
The Seller and Seller Shareholders shall provide to the Buyer all assistance and support reasonably requested by the Buyer to enable the Buyer to comply with its financial and/or Tax reporting obligations under applicable Law or Governmental Order.

(d)
The Parties agree to, from time to time and before or after the First Closing Date and/or Second Closing Date, give such further assurance, provide such further information, take such further actions, and execute and deliver such further documents and/or instruments as are, in each case, within its power to provide and to use their respective best efforts to cause their respective Affiliates to provide as may be reasonably necessary to give full effect to the provisions of this Agreement.

11.6    Taxes. Fees and Expense.

(a)
Except as otherwise expressly provided hereunder, whether or not the First Closing and/or the Second Closing occurs, each Party shall be solely responsible for all of its own costs and expenses incurred in connection with this Agreement, including without limitation any fees and expenses of counsel, advisors, experts or other agents, in each case, incidental to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder.

(b)
Except as otherwise provided hereunder or agreed expressly among the Parties, each Party shall be solely responsible for all Taxes accruing to such Party arising from this Agreement under all applicable Law and shall promptly pay such Taxes when due (which obligation shall, for the avoidance of doubt and without limitation, include the Seller's and Founder's obligation to promptly pay all Taxes due to relevant Tax Authorities in the PRC in respect of its receipt of any Post-Closing Adjustment Amount), provided that:

(i)
each Party shall be entitled to perform its obligations of Tax deduction and/or withholding with respect to any payment made under this Agreement in accordance with applicable Laws, and such deducted and/or withheld amounts shall be treated as having been paid to the relevant payee; and

(ii)
to the extent that any Party has performed any obligation of Tax deduction, withholding and/or payment as mentioned above, it shall provide to the relevant payee reasonable evidence of its payment of such deducted and/or withheld amounts to the relevant Tax Authority on behalf of the payee within twenty (20) Business Days after such payment has been made.

(c)	For the avoidance of doubt, the Seller and the Buyer shall each pay fifty percent (50%) of all stamp duties arising from this Agreement or any other
Transaction Agreement or any transactions contemplated thereunder pursuant to applicable Laws.

11.7
Press Release and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter or any content of this Agreement without the prior written approval of the other Parties; provided, however, Buyer may make any public disclosure as required by applicable Law or any stock exchange (in which case the Buyer, as applicable, will notify the Seller contemporaneously with making the disclosure).

11.8
Establishment of Owned Retail Stores. After the First Closing Date, the Parties shall cause the Target Group to duly establish and operate at least two (2) retail stores that will conduct direct-to-market sale of the Target Group's products, which stores shall be wholly owned by one or more Target Group Members.

11.9
Waiver of Claims to Intellectual Property. To the fullest extent permitted by applicable Laws, and except as otherwise provided in the Trademark License Agreements to the contrary, each of the Seller and Seller Shareholders hereby, with effect from the First Closing Date, expressly, irrevocably and unconditionally waives and relinquishes all rights, interests and/or claims owned by such Party with respect to any and all Target Intellectual Property.

11.10	Compliance Program and Internal Controls.

(a)
Following the First Closing Date, the Buyer may implement remediation and/or improvement measures with respect to the existing business, operational, financial, accounting, compliance, risk control, internal control and/or such other policies of the Target Group, so as to ensure the compliance by each Target Group Member with all applicable Laws, including, without limitation the Sarbanes Oxley Act of the USA, accounting and auditing requirements in the USA, and the listing rules of any stock exchange relating to corporate governance which are applicable to the Buyer and Hershey, and Seller and Seller Shareholders shall provide prompt and diligent cooperation and assistance in implementing such measures. Following the First Closing Date, each of Seller and Seller Shareholders shall promptly take and/or cause to be taken all actions proposed by Buyer and/or are otherwise necessary to assist the Buyer to procure that the Target Group's information system be configured to provide the data necessary to: (i) meet the financial reporting and manufacturing requirements of the Buyer and Hershey, and (ii) all relevant PRC and US accounting requirements including PRC GAAP and US GAAP and the Sarbanes Oxley Act of the USA.

(a)
Each of Seller and Seller Shareholders expressly agrees not to directly or indirectly make, reimburse or promise to make or reimburse any Prohibited Payment, and will diligently cooperate with the Buyer to procure that each Target Group Member and its directors, officers and employees will not directly or indirectly make, reimburse or promise to make or reimburse any Prohibited Payment.

(b)	Each of Seller and Seller Shareholders hereby covenants that it will, and will cause all Key Employees to, diligently carry out all such tasks and at such times as set forth in Exhibit V hereto.

11.11
Permits. Seller and Seller Shareholders shall jointly and severally take all actions to procure, as soon as possible and in no event later than the Second Closing Date, all those Permits listed on Part 2 of Exhibit S in accordance with applicable Laws.

Article 12 Indemnification Obligations
12.1    Parties' Respective Indemnification Obligations.

(a)
Indemnification bv Seller and Seller Shareholders. Subject to statutes of limitations under applicable Laws, the Seller and Seller Shareholders shall jointly and severally indemnify and hold harmless the Buyer and its Affiliates and their respective Representatives (collectively, the "Buyer Indemnitees", and individually each a "Buyer Indemnitee",) from and against all Losses resulting from, arising out of or relating to the following:

(i)	a breach of any representation or warranty contained in Article 8.1 and 8.2;

(ii)	a breach of any covenant or obligation to be performed by any of the Seller and Seller Shareholders under this Agreement;

(iii)	a breach of any covenant or obligation to be performed by any Target Group Member on or prior to the First Closing Date;

(iv)	any Historical Non-Compliance of any Target Group Member
(whether disclosed or not disclosed to the Buyer at any time or in any format);

(v)	any failure of any Target Group Member to hold and/or obtain any required Permits in accordance with applicable Laws (whether disclosed or not disclosed to the Buyer at any time or in any format,

and including without any limitation all Permits listed in Part 3 of Exhibit S);

(vi)	any and all Liabilities or obligations incurred by any Target Group Member that have not been fairly and adequately disclosed in Disclosure Schedules and/or the Management Accounts;

(vii)	any and all unpaid Taxes of any Target Group Member that are payable with respect to the period prior to the First Closing Date pursuant to applicable Laws and/or Governmental Orders;

(viii)	any and all Liabilities or obligations arising out of any "original equipment manufacturing" (OEM) arrangement involving any Target Group Member and any third party producer who did not possess the requisite qualifications to engage in the relevant OEM production; and

(ix)
any and all Liabilities or obligations arising out of the supply, production, marketing, distribution and/or sale prior to the First Closing Date by any Target Group Member of any product or service that infringes upon the Intellectual Property of any third party and/or is in breach of any applicable Laws.

Indemnification by the Buyer. The Buyer shall indemnify the Seller and Seller Shareholders and their respective Affiliates and Representatives (collectively, the "Seller Indemnitees", and individually each a "Seller Indemnitee") and hold harmless each Seller Indemnitee from and against all Losses, resulting from, arising out of or relating to:

(i)	the breach of any representation or warranty made by the Buyer in Article 8; or

(ii)	a breach of any covenant or obligation to be performed by the Buyer under this Agreement.
12.2    Procedures Relating to Indemnification.

(a)
Any Party seeking indemnification under this Article 12 (an "Indemnified Party") for itself or for any Buyer Indemnitee or Seller Indemnitee, shall, promptly after its awareness of the cause of that indemnification, give the Party or Parties from whom indemnification is being sought (an "Indemnifying Party") a written notice (a "Claim Notice") of any event or matter which such Indemnified Party has determined to or would reasonably be expected to give rise to a right of indemnification under this Article 12, stating in reasonable detail, to the extent available, the nature of the claim, the facts and circumstances with respect to the subject matter of such claim, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that for the avoidance of doubt, the failure to provide such notice shall not release the

Indemnifying Party from any of its obligations under this Article 12 except to the extent the Indemnifying Party is prejudiced by such failure.

(b)
If the Indemnifying Party does not, within thirty (30) days from its receipt of the Claim Notice, deliver a Dispute Notice to the Indemnified Party in accordance with Article 14.3(a) disputing such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has, within thirty (30) days from its receipt of the Claim Notice, delivered a Dispute Notice to the Indemnified Party in accordance with Article 14.3(a), then the Indemnifying Party and the Indemnified Party shall proceed in accordance with Article 14.3.

(c)
Buyer shall discuss with Founder plans to resolve any third party claim against the Company which would result in claims under Article 12.1(a). All such claims against the Company shall be resolved by the Company. When resolving such claims, the Company shall make reasonable efforts to mitigate its Losses in accordance with its obligations under applicable Laws. In the event that the Founder procures a valid settlement offer to the Company from the third party claimant which complies with all applicable Laws (a "Proposed Settlement") but such offer is rejected by the Board of Directors of the Company, then to the extent the final settlement amount and/or damages payable by the Company to such third party claimant exceeds the Proposed Settlement ("Excess Damages"), no Buyer Indemnitee shall be entitled to seek indemnification under this Article 12 with respect to the Excess Damages.

(d)
The Parties acknowledge and agree that, if any of the Seller and Seller Shareholders has fulfilled its indemnification obligations under this Article 12 with respect to any third party claims, then no Party shall prevent the relevant Seller and/or Seller Shareholder from seeking redress that it may have against the relevant third party.

12.3
Indemnity Escrow. In accordance with the Onshore Escrow Agreement, the Indemnity Escrow Amount shall remain in the Onshore Escrow Account to pay or reimburse the Buyer Indemnitees for Losses in accordance with this Agreement.

12.4    Manner of Payment.

(a)
Any indemnification of a Buyer Indemnitee pursuant to Article 12.1 (a) shall first be disbursed from the Escrow Account in accordance with the Escrow Agreement and afterwards (to the extent the Indemnity Escrow Amount is not sufficient to cover any such Losses), shall be effected by direct wire transfer of funds from the Seller to the Buyer (or, at Buyer's sole and absolute discretion, a Buyer's designee) within fifteen (15) Business Days after the determination of the amount of such indemnification.

(b)
Any indemnification of a Seller Indemnitee pursuant to Article 12.1(b) shall be effected by wire transfer of funds directly from the Buyer to the Seller within fifteen (15) Business Days after the determination of the amount of such indemnification.

(c)	If any Indemnifying Party is adjudicated to have committed any action in bad faith, the Indemnifying Party shall indemnify the relevant Indemnified Party for all relevant Losses by direct wire transfer of funds within fifteen (15) Business Days after the determination of the amount of such indemnification.

12.5
Buyer's Discretion. In the event the Company suffers any Loss that gives rise to or otherwise entitles the Buyer to any indemnification by the Seller and/or Seller Shareholders hereunder, the Buyer shall have the right to direct the Seller and/or Seller Shareholders to either (a) indemnify the Company for the entire amount of the Loss suffered by the Company or (b) indemnify the Buyer (or, at the Buyer's sole and absolute discretion, a Buyer's designee) for the proportion of the Loss that is attributable to the Buyer.

Article 13 Termination and Expiration

13.1	Termination of Agreement before the First Closing Date. This Agreement may be terminated at any time prior to the First Closing Date as follows:

(a)	by mutual written consent of all Parties;

(b)
by either the Seller or the Buyer if the condition set forth in Article 5.1 shall not have been satisfied on or before the Long Stop Date; provided, however, that such termination shall not prejudice any accrued rights of any Party hereunder, and provided further, that the right to terminate this Agreement under this Article 13.1(b) shall not be available to a Party if any action of or by such Party shall have been the principal cause of such non-satisfaction;

(c)
if any of Seller and Seller Shareholders shall have breached any of its representations, warranties, undertakings, covenants or agreements hereunder such as to give rise to a Material Adverse Effect on the Company or any Target Group Member, Buyer may terminate this Agreement;

(d)	if the Buyer shall have breached any of its representations, warranties, undertakings, covenants or agreements hereunder, any of the Seller and Seller Shareholders may terminate this Agreement;

(e)
if any of the conditions set forth in Article 5.2 or Article 5.3 (save to the extent waived in accordance with this Agreement) shall have not been satisfied on or before the Long Stop Date (which date may be extended in writing by all the Parties), this Agreement shall automatically terminate; provided, however, that such automatic termination shall not prejudice any accrued rights of any Party hereunder.

13.2    Effect of Termination.

(a)
In the event of termination of this Agreement by a Party pursuant to Article 13.1, written notice thereof shall forthwith be given by the terminating Party to each other Party, and this Agreement shall thereupon terminate and become void and have no further effect (except as otherwise provided in Article 13.2(b) below).

(b)
To the extent this Agreement is duly terminated pursuant to Article 13.1, each Party shall continue to be liable for indemnification with respect to its breaches of this Agreement occurring prior to such termination in accordance with applicable Laws, and shall continue to perform its obligations under the Confidentiality Agreement and under Article 11.6 (Taxes, Fees and Expenses), Article 12 (Indemnification Obligations), this Article 13 (Termination and Expiration) and Article 14 (Miscellaneous).

13.3
Expiry of this Agreement. Unless duly terminated pursuant to Article 13.1, no Party shall have the right to terminate this Agreement, and each Party shall duly perform and complete all its obligations hereunder.

Article 14 Miscellaneous

14.1
Severability. If any provision of this Agreement is determined to be unlawful, invalid or unenforceable in any respect under the Law of any jurisdiction, then such provision shall be deemed to be severed under the Law of such jurisdiction from this Agreement and replaced by a lawful, valid and enforceable provision which carries out, as closely as possible, the intention of the Parties and preserves the economic purpose contemplated by this Agreement and, in such case, each and every other provision of this Agreement shall remain in full force and effect under the Law in that jurisdiction. No such severance shall affect or impair the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

14.2	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the PRC without reference to its conflict of laws rules.

14.3	Dispute Resolution. If any Dispute arises among the Parties in connection with this Agreement, then the Parties shall resolve such Dispute as follows:

(a)	Dispute Notice. One Party may at any time deliver to the other Parties a written dispute notice describing briefly the matters to be resolved following the dispute resolution mechanism set forth in this Article 14.3(a) (a "Dispute Notice"). The Dispute Notice shall be delivered in accordance with Article 14.4 and shall reasonably specify the provision or provisions of this Agreement applicable to the subject matter of the Dispute and the facts or circumstances in connection with the subject matter of the Dispute.

(b)
Good Faith Negotiations. The Parties shall, upon the delivery of a Dispute Notice, cause their respective Representatives to meet and seek to resolve the Dispute amicably through good faith negotiations.

Arbitration Procedures.

(i)
If, for any reason, Representatives of the Parties fail to resolve the Dispute within thirty (30) days after the delivery of the Dispute Notice in accordance with Article 14.3(b), then any Party may submit the Dispute to arbitration in Hong Kong under the auspices of the HKIAC.

(ii)
The arbitral tribunal shall consist of three (3) arbitrators. The Buyer shall appoint one (1) arbitrator, the Seller and Seller Shareholders shall appoint one (1) arbitrator, and the third arbitrator shall be jointly appointed by the two party-appointed arbitrators. All arbitrators must be fluent in both English and Chinese.

(iii)	The arbitration proceedings shall be conducted in Chinese and in English.

(iv)	The arbitral tribunal shall apply the UNCITRAL Arbitration Rules as administered by the HKIAC in force at the time of the arbitration.

(v)
In accordance with the arbitration rules, each party to the arbitration proceedings shall cooperate with each other party in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitration proceedings.

(vi)
The award of the arbitral tribunal shall be final and binding upon all parties to the arbitration proceedings, shall be non-appealable, and may be enforced in any court of competent jurisdiction. The prevailing party or parties may also enforce such award by presenting such award to the Escrow Agent for release of the amount of such award from the Escrow Account or apply to any court or courts of competent jurisdiction for enforcement of such award over the Party against which the award has been rendered, or over the assets of the Party against which such award has been rendered, wherever such assets may be located.

(vii)
Regardless of whether an arbitration proceeding has been initiated, each Party may apply to any court of competent jurisdiction to issue a pre-arbitral injunction to maintain the status quo or prevent irreparable harm, pre-arbitral attachment or other conservatory measure, and any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(viii)
The Parties agree that they shall, to the greatest practicable extent, continue to perform the terms of this Agreement during the pendency of any dispute resolution process or related judicial or administrative proceeding.

(d)	Confidentiality of Arbitration. Except as may be required by Law or
Governmental Authority, the Parties agree to maintain confidentiality as to all aspects of any arbitration, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding such arbitration for purposes of proceedings to enforce this clause (including disclosure to the Escrow Agent for the purposes of obtaining a release of funds from the Escrow Account), to otherwise enforce the award or for purposes of seeking provisional remedies from a court of competent jurisdiction, or to protect or pursue a legal right. The Parties further agree to obtain the arbitrators' agreement to preserve the confidentiality of any arbitration.

14.4
Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand or via reputable international express courier, charges pre-paid at the addresses shown below:

If to Seller, Seller Shareholders:
Mr. Zhao Qisan
Shanghai Zhaoshi Industrial Investment Co., Ltd.
5100 Hu'nan Road
Pudong New District
Shanghai, the PRC
Facsimile: (86 21) 5814-4788
If to the Company before the First Closing Date:
Mr. Zhao Qisan
Shanghai Golden Monkey Food Joint Stock Co., Ltd.
5100 Hu'nan Road
Pudong New District
Shanghai, the PRC
Facsimile: (86 21) 5814 - 2737
If to the Company on or after the First Closing Date:
Office of the Chief Counsel
Shanghai Hershey Golden Monkey Food Joint Stock Co., Ltd.
5100 Hu'nan Road
Pudong New District
Shanghai, the PRC
Facsimile: (86 21) 5814-2737

If to the Buyer:
Hershey Netherlands B.V.
c/o Intertrust Corporate Services (Netherlands) B.V.
Prins Bernhardplein 200
1097 JB Amsterdam
The Netherlands
Facsimile: +31 (0)20 521 4888
with a copy to:
The Hershey Company
c/o Office of General Counsel
100 Crystal A Drive
Hershey, PA 17033
Facsimile: (1 717)534-7549

and
Skadden, Arps, Slate, Meagher & Flom LLP
Plaza 66, Tower 1, 36th Floor, Suite 3601
N. 1266 Nanjing West Road
Shanghai 200040, the PRC
Facsimile: (86 21) 6193-8299
Attention: Gregory G. H. Miao
and
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile: (1 212) 735-2000
Attention: Martha E. McGarry, Esq.
and
Fangda Partners
Plaza 66, Tower 1, 32nd Floor
N. 1266 Nanjing West Road
Shanghai 200040
Facsimile: (86 21) 5298-5599
Attention: Andrew Zhang
Any Party may change its notice address above to a different address by giving the other Parties a written notice of such change pursuant to the provisions of this Article 14.4.

14.5
Effectiveness. This Agreement shall come into effect upon being duly executed by an authorized representative of each Party, provided that neither the First Tranche nor the Second Tranche may be consummated unless all relevant Necessary Regulatory Approvals have been duly obtained.

14.6	Amendment. Any amendment, variation, revision and supplement of this Agreement shall be made by a written instrument duly executed by all Parties.

14.7
Waiver. Any Party may at any time waive the compliance or performance by the other Party or Parties with any undertakings, covenants, obligations or conditions contained herein that are for the benefits of the Party granting such waiver, but only by written instrument executed by the Party granting such waiver; provided, however, no such waiver shall be deemed to constitute a waiver of any such undertaking, covenant, obligation or condition in any other circumstance or a waiver of any other undertaking, covenant, obligation or condition. Any failure to exercise or any delay in exercising any of its rights, powers or remedies by a Party pursuant to this Agreement shall not operate as a waiver or variation of that or any other right, power or remedy or such Party.

14.8	Interest on the Shortfall. In the event that any amount payable to a Party pursuant to this Agreement is not paid in full on or before the relevant payment date as provided in this Agreement, such amount shall bear and accrue interest, payable to the Party entitled to receive such amount pursuant to this Agreement, from the date after (and excluding) the date on which it should have been paid to the Party entitled to receive such amount pursuant to this Agreement to the date on which such amount together with any interest accrued thereon has been paid in full, at the annualized compound rate of eight (8) percent.

14.9
Specific Performance. The Parties agree that if any Party fails to perform any of its obligations under any of the provisions of this Agreement in accordance with their specific terms or otherwise breaches any of the provisions of this Agreement, each other Party who has duly performed its obligations in accordance with the provisions of this Agreement shall be entitled to demand for specific performance of the terms hereof, in addition to any other remedy such non-breaching Party may have under this Agreement or applicable Law, including but not limited to recovering monetary damages from the breaching Party and requiring the breaching Party to take necessary remedial actions.

14.10
Rights Cumulative. Any right, power or remedy of any Party under this Agreement is cumulative and not exclusive of any other right, power or remedy provided by Law or under this Agreement and may be exercised as such Party considers appropriate.

14.11
Successors and Assignment. This Agreement shall be binding upon the successors of the Parties. No assignment of any right or obligation hereunder by any Party is permitted without the prior express written consent of each other Party.

14.12	No Third Party Beneficiaries. This Agreement shall not create any rights in or confer any benefits upon any third party except for the Parties.

14.13
Entire Agreement. This Agreement, together with the other Transaction Agreements, constitutes the entire understanding of the Parties with respect to the transactions and subject matter contemplated herein, and supersede all and any prior memoranda of understanding, letters of intent, agreements, undertakings, arrangements, communications, representations, or warranties, whether oral or written, by any Representative of any Party relating to the transactions contemplated herein.

14.14
Recitals, Exhibits and Schedules. Each Recital and Exhibit constitutes an integral part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Recitals and Exhibits.

14.15
Counterparts. More than one counterpart of this Agreement may be executed by the Parties hereto, and each fully executed counterpart shall be deemed an original rather than a duplicate. Several counterparts of this Agreement may be executed by the Parties respectively, and all counterparts collectively constitute one and the same executed document.

14.16	Language. This Agreement shall be written in the English and the Chinese languages, with the texts of both versions being equally authoritative.

(The remainder of this page is intentionally left blank; execution page to follow.)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives on the date first above written.
ZHAO QISAN

/s/ Zhao Qisan
ZHAO DONGWANG

/s/ Zhao Dongwang
ZHAO DONGMING

/s/ Zhao Dongming

SHANGHAI ZHAOSHI INDUSTRIAL INVESTMENT CO., LTD

By: /s/ Zhao Qisan Name: Title:

SHANGHAI GOLDEN MONKEY FOOD JOINT STOCK CO., LTD.

By: /s/ Zhao Qisan Name: Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives on the date first above written.

Hershey Netherlands B.V.
By: /s/ Bert Alfonso
Name: Bert Alfonso
Title: President - International